Exhibit 99.1

Report of independent registered public accounting firm

Board of Directors and Stockholders
Concho Resources Inc.

We have audited the accompanying consolidated balance sheets of Concho Resources Inc. (a Delaware corporation) and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Concho Resources Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Concho Resources Inc.’s internal control over financial reporting as of December 31, 2008, (not included herein) based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 27, 2009 expressed an unqualified opinion thereon.

/s/  GRANT THORNTON LLP
February 27, 2009 (except or the subsidiary guarantor disclosure in Note Q as to which the date is September 9, 2009)
Tulsa, Oklahoma

Concho Resources Inc.
Consolidated balance sheets

	December 31,
(in thousands, except share and per share data)	2008	2007

Assets
Current assets:
Cash and cash equivalents	$17,752	$30,424
Accounts receivable, net of allowance for doubtful accounts:
Oil and gas	48,793	36,735
Joint operations and other	92,833	21,183
Related parties	314	–
Derivative instruments	113,149	1,866
Deferred income taxes	–	13,502
Prepaid costs and other	5,942	4,273

Total current assets	278,783	107,983

Property and equipment, at cost:
Oil and gas properties, successful efforts method	2,693,574	1,555,018
Accumulated depletion and depreciation	(306,990)	(167,109)

Total oil and gas properties, net	2,386,584	1,387,909
Other property and equipment, net	14,820	7,085

Total property and equipment, net	2,401,404	1,394,994

Deferred loan costs, net	15,701	3,426
Inventory	19,956	1,459
Intangible asset, net—operating rights	37,768	–
Noncurrent derivative instruments	61,157	–
Other assets	434	367

Total assets	$2,815,203	$1,508,229

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable:
Trade	$7,462	$14,222
Related parties	312	2,119
Other current liabilities:
Bank overdrafts	9,434	5,651
Revenue payable	22,286	14,494
Accrued and prepaid drilling costs	154,196	39,276
Derivative instruments	1,866	36,414
Deferred income taxes	37,205	–
Current portion of long-term debt	–	2,000
Other current liabilities	38,057	14,466

Total current liabilities	270,818	128,642

Long-term debt	630,000	325,404
Noncurrent derivative instruments	–	10,517
Deferred income taxes	573,763	259,070
Asset retirement obligations and other long-term liabilities	15,468	9,198
Commitments and contingencies (Note K)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding at December 31, 2008 and 2007	–	–
Common stock, $0.001 par value; 300,000,000 shares authorized; 84,828,824 and 75,832,310 shares issued at December 31, 2008 and 2007, respectively	85	76
Additional paid-in capital	1,009,025	752,380
Notes receivable from employees	–	(330)
Retained earnings	316,169	37,467
Accumulated other comprehensive loss	–	(14,195)
Treasury stock, at cost; 3,142 and no shares at December 31, 2008 and 2007, respectively	(125)	–

Total stockholders’ equity	1,325,154	775,398

Total liabilities and stockholders’ equity	$2,815,203	$1,508,229

The accompanying notes are an integral part of these consolidated financial statements.

Concho Resources Inc.
Consolidated statements of operations

	Years ended December 31,
(in thousands, except per share amounts)	2008	2007	2006

Operating revenues:
Oil sales	$390,945	$195,596	$131,773
Natural gas sales	142,844	98,737	66,517

Total operating revenues	533,789	294,333	198,290

Operating costs and expenses:
Oil and gas production	91,234	54,267	37,822
Exploration and abandonments	38,468	29,098	5,612
Depreciation, depletion and amortization	123,912	76,779	60,722
Accretion of discount on asset retirement obligations	889	444	287
Impairments of long-lived assets	18,417	7,267	9,891
General and administrative (including non-cash stock-based compensation of $5,223, $3,841 and $9,144 for the years ended December 31, 2008, 2007 and 2006, respectively)	40,776	25,177	21,721
Bad debt expense	2,905	–	–
Contract drilling fees—stacked rigs	–	4,269	–
Ineffective portion of cash flow hedges	(1,336)	821	(1,193)
(Gain) loss on derivatives not designated as hedges	(249,870)	20,274	–

Total operating costs and expenses	65,395	218,396	134,862

Income from operations	468,394	75,937	63,428

Other income (expense):
Interest expense	(29,039)	(36,042)	(30,567)
Other, net	1,432	1,484	1,186

Total other expense	(27,607)	(34,558)	(29,381)

Income before income taxes	440,787	41,379	34,047
Income tax expense	(162,085)	(16,019)	(14,379)

Net income	278,702	25,360	19,668
Preferred stock dividends	–	(45)	(1,244)
Effect of induced conversion of preferred stock	–	–	11,601

Net income applicable to common shareholders	$278,702	$25,315	$30,025

Basic earnings per share:
Net income per share	$3.52	$0.39	$0.63

Weighted average shares used in basic earnings per share	79,206	64,316	47,287

Diluted earnings per share:
Net income per share	$3.46	$0.38	$0.59

Weighted average shares used in diluted earnings per share	80,587	66,309	50,729

The accompanying notes are an integral part of these consolidated financial statements.

Concho Resources Inc.
Consolidated statements of stockholders’ equity

						Notes
						receivable	Retained	Accumulated
	6% Series A				Additional	from	earnings	other			Total
	preferred stock		Common stock		paid-in	officers and	(accumulated	comprehensive	Treasury stock		stockholders’
(in thousands)	Shares	Amount	Shares	Amount	capital	employees	deficit)	income (loss)	Shares	Amount	equity

Balance at December 31, 2005	12,959	$130	8,142	$8	$135,876	$(9,012)	$(6,272)	$(11,060)	–	$–	$109,670
Comprehensive income:
Net income	–	–	–	–	–	–	19,668	–	–	–	19,668
Deferred hedge gains, net of tax of $4,200	–	–	–	–	–	–	–	7,736	–	–	7,736
Net settlement losses included in earnings, net of taxes of $2,030	–	–	–	–	–	–	–	3,738	–	–	3,738

Total comprehensive income											31,142
Issuance of subscribed units	4,518	45	2,259	2	45,329	(3,158)	–	–	–	–	42,218
Issuance of common stock	–	–	578	1	577	–	–	–	–	–	578
Conversion of preferred stock	(17,477)	(175)	13,106	13	162	–	–	–	–	–	–
Issuance of common stock for acquisition	–	–	34,795	35	384,301	–	–	–	–	–	384,336
Stock-based compensation for restricted stock	–	–	214	–	1,044	–	–	–	–	–	1,044
Cancellation of restricted stock	–	–	(1)	–	–	–	–	–	–	–	–
Stock-based compensation for stock options	–	–	–	–	7,125	–	–	–	–	–	7,125
Stock-based compensation on issuance of units	–	–	–	–	975	–	–	–	–	–	975
Accrued interest—officer and employee notes	–	–	–	–	–	(688)	–	–	–	–	(688)
6% Series A preferred stock dividends	–	–	–	–	–	–	(1,244)	–	–	–	(1,244)

Balance at December 31, 2006	–	–	59,093	59	575,389	(12,858)	12,152	414	–	–	575,156
Comprehensive income:
Net income	–	–	–	–	–	–	25,360	–	–	–	25,360
Deferred hedge losses, net of taxes of $13,204	–	–	–	–	–	–	–	(20,579)	–	–	(20,579)
Net settlement losses included in earnings, net of taxes of $3,830	–	–	–	–	–	–	–	5,970	–	–	5,970

Total comprehensive income											10,751
Stock-based compensation for restricted stock	–	–	138	–	1,378	–	–	–	–	–	1,378
Cancellation of restricted stock	–	–	(2)	–	–	–	–	–	–	–	–
Stock-based compensation for stock options	–	–	–	–	2,463	–	–	–	–	–	2,463
Amendment of certain outstanding stock options due to 409A modification	–	–	83	–	(192)	–	–	–	–	–	(192)
Issuance of common stock for acquisition obligation	–	–	54	–	650	–	–	–	–	–	650
Net proceeds from initial public equity offering	–	–	16,466	17	172,692	–	–	–	–	–	172,709
Proceeds from notes receivable—officers and employees	–	–	–	–	–	12,830	–	–	–	–	12,830
Accrued interest—officer and employee notes	–	–	–	–	–	(302)	–	–	–	–	(302)
6% Series A preferred stock dividends	–	–	–	–	–	–	(45)	–	–	–	(45)

Balance at December 31, 2007	–	–	75,832	76	752,380	(330)	37,467	(14,195)	–	–	775,398
Comprehensive income:
Net income	–	–	–	–	–	–	278,702	–	–	–	278,702
Deferred hedge losses, net of taxes of $3,121	–	–	–	–	–	–	–	(4,864)	–	–	(4,864)
Net settlement losses included in earnings, net of taxes of $12,228	–	–	–	–	–	–	–	19,059	–	–	19,059

Total comprehensive income											292,897
Issuance of common stock	–	–	8,303	8	242,418	–	–	–	–	–	242,426
Stock options exercised	–	–	612	1	5,390	–	–	–	–	–	5,391
Stock-based compensation for restricted stock	–	–	128	–	2,122	–	–	–	–	–	2,122
Cancellation of restricted stock	–	–	(46)	–	–	–	–	–	–	–	–
Stock-based compensation for stock options	–	–	–	–	3,101	–	–	–	–	–	3,101
Excess tax benefits related to stock-based compensation	–	–	–	–	3,614	–	–	–	–	–	3,614
Proceeds from notes receivable—employees	–	–	–	–	–	333	–	–	–	–	333
Accrued interest—employee notes	–	–	–	–	–	(3)	–	–	–	–	(3)
Purchase of treasury stock	–	–	–	–	–	–	–	–	3	(125)	(125)

Balance at December 31, 2008	–	$–	84,829	$85	$1,009,025	$–	$316,169	$–	3	$(125)	$1,325,154

The accompanying notes are an integral part of these consolidated financial statements.

Concho Resources Inc.
Consolidated statements of cash flows

	Years ended December 31,
(in thousands)	2008	2007	2006

Cash flows from operating activities:
Net income	$278,702	$25,360	$19,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	123,912	76,779	60,722
Impairments of long-lived assets	18,417	7,267	9,891
Accretion of discount on asset retirement obligations	889	444	287
Exploration expense, including dry holes	35,328	25,009	3,387
Non-cash compensation expense	5,223	3,841	9,144
Deferred income taxes	153,484	13,716	12,618
Gain on sale of assets	(777)	(368)	(3)
Ineffective portion of cash flow hedges	(1,336)	821	(1,193)
(Gain) loss on derivatives not designated as hedges	(249,870)	20,274	–
Dedesignated cash flow hedges reclassified from accumulated other comprehensive income (loss)	696	(1,103)	–
Other non-cash items	6,517	3,376	1,150
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	42,514	(5,759)	(27,683)
Prepaid costs and other	(5,542)	(169)	(2,162)
Inventory	(16,819)	(150)	(291)
Accounts payable	(25,234)	(3,493)	13,853
Revenue payable	7,074	4,593	2,372
Other current liabilities	18,219	(669)	10,421

Net cash provided by operating activities	391,397	169,769	112,181

Cash flows from investing activities:
Capital expenditures on oil and gas properties	(347,702)	(162,378)	(182,389)
Acquisition of oil and gas properties, businesses and other assets	(584,220)	(255)	(413,229)
Additions to other property and equipment	(8,808)	(2,813)	(1,234)
Proceeds from the sale of oil and gas properties and other assets	1,034	3,278	–
Settlements received (paid) on derivatives not designated as hedges	(6,354)	1,815	–

Net cash used in investing activities	(946,050)	(160,353)	(596,852)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	767,800	300,200	664,993
Payments of long-term debt	(465,700)	(468,800)	(241,493)
Exercise of stock options	5,391	–	–
Excess tax benefit from stock-based compensation	3,614	–	–
Net proceeds from issuance of common stock	242,426	172,709	61,178
Payments of preferred stock dividends	–	(132)	(2,567)
Proceeds from repayment of officer and employee notes	333	12,830	–
Payments for loan origination costs	(15,541)	(2,572)	(5,500)
Purchase of treasury stock	(125)	–	–
Bank overdrafts	3,783	5,651	–

Net cash provided by financing activities	541,981	19,886	476,611

Net increase (decrease) in cash and cash equivalents	(12,672)	29,302	(8,060)
Cash and cash equivalents at beginning of period	30,424	1,122	9,182

Cash and cash equivalents at end of period	$17,752	$30,424	$1,122

Supplemental cash flows:
Cash paid for interest and fees, net of $1,233, $2,647 and $2,129 capitalized interest	$27,747	$41,036	$23,882
Cash paid for income taxes	$11,304	$2,050	$1,725
Non-cash investing and financing activities:
Issuance of common stock in acquisition of oil and gas properties and other assets	$–	$650	$384,336
Deferred tax effect of acquired oil and gas properties	$206,497	$(444)	$227,735
Issuance of notes receivable in connection with capital options	$–	$–	$3,158

The accompanying notes are an integral part of these consolidated financial statements.

Concho Resources Inc.
Notes to consolidated financial statements
December 31, 2008, 2007 and 2006

Note A.	Organization and nature of operations

Concho Resources Inc. (“Resources”) is a Delaware corporation formed by Concho Equity Holdings Corp. (“CEHC”) on February 22, 2006, for purposes of effecting the combination of CEHC, Chase Oil Corporation, Caza Energy LLC (“Caza”) and certain other parties thereto (collectively with Chase Oil Corporation and Caza, the “Chase Group”). Pursuant to the Combination Agreement dated February 24, 2006, Resources acquired working interests in oil and natural gas properties in Southeast New Mexico from the Chase Group (the “Chase Group Properties”) and issued shares of Resources common stock to certain stockholders of CEHC in exchange for their capital stock of CEHC. CEHC is a Delaware corporation formed on April 21, 2004 by certain members of Resources’ management team and private equity investors. CEHC commenced substantial oil and gas operations in December 2004 upon its acquisition of oil and gas properties located in Southeast New Mexico and West Texas. The combination transaction described above (the “Combination”) was accounted for as an acquisition by CEHC of the Chase Group Properties and a simultaneous reorganization of Resources such that CEHC is now a wholly-owned subsidiary of Resources. Prior to the Combination, Resources had no assets, operations or net equity. Upon the closing of the Combination, the executive officers of CEHC became the executive officers of Resources. Resources and its wholly-owned subsidiaries are collectively referred to herein as the “Company.”

In the Combination, CEHC’s shareholders received 23,767,691 shares of common stock of the Company in exchange for their preferred and common shares of CEHC, excluding eighteen holders owning an aggregate of 254,621 shares of CEHC 6% Series A Preferred Stock and 127,313 shares of CEHC common stock, as discussed in Note F. In addition, the Chase Group transferred the Chase Group Properties to the Company in exchange for cash in the aggregate amount of approximately $409 million and 34,794,638 shares of the Company’s common stock. In connection with the Company’s initial public offering and secondary public offering (see Note F), the Chase Group sold a total of 18,638,014 shares of the Company’s common stock. At December 31, 2008 and December 31, 2007, the Chase Group owned approximately 9 percent and 21 percent, respectively, of the total outstanding common stock of the Company.

The Company’s principal business is the acquisition, development, exploitation and exploration of oil and gas properties in the Permian Basin region of Southeast New Mexico and West Texas.

Note B.	Summary of significant accounting policies

Principles of consolidation. The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries, including CEHC. All material intercompany balances and transactions have been eliminated.

Use of estimates in the preparation of financial statements. Preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Depletion of oil and gas properties are determined using estimates of proved oil and gas reserves. There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to numerous uncertainties including, among others, estimates of future recoverable reserves and commodity price outlooks. Other significant estimates include, but are not limited to, the asset retirement obligations, fair value of derivative financial instruments, purchase price allocations for business and oil and gas property acquisitions and fair value of stock-based compensation.

Cash equivalents. The Company considers all cash on hand, depository accounts held by banks, money market accounts and investments with an original maturity of three months or less to be cash equivalents. The Company’s cash and cash equivalents are held in a few financial institutions in amounts that exceed the insurance limits of the Federal Deposit Insurance Corporation. However, management believes that the Company’s counterparty risks are minimal based on the reputation and history of the institutions selected.

Accounts receivable. The Company sells oil and gas to various customers and participates with other parties in the drilling, completion and operation of oil and gas wells. Joint interest and oil and gas sales receivables related to these operations are generally unsecured. The Company determines joint interest operations accounts receivable allowances based on management’s assessment of the creditworthiness of the joint interest owners and the Company’s ability to realize the receivables through netting of anticipated future production revenues. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. The Company had an allowance for doubtful accounts of approximately $2.9 million and none at December 31, 2008 and 2007, respectively, and the Company did not write off any receivables against the allowance for doubtful accounts in 2008, 2007 or 2006.

Assets held for sale. The Company capitalizes the costs of acquiring oil and gas leaseholds held for resale, including lease bonuses and any advance rentals required at the time of assignment of the lease to the Company. Advance rentals paid after assignment are charged to expense as carrying costs in the period incurred. Costs of oil and gas leases held for resale are valued at lower of cost or net realizable value and included in current assets since they could be sold within one year, although the holding period of individual leases may be in excess of one year. The cost of oil and gas leases sold is determined on a specific identification basis.

Inventory. Inventory consists primarily of tubular goods that the Company plans to utilize in its ongoing exploration and development activities and is carried at the lower of cost or market value, on a weighted average cost basis.

Deferred loan costs. Deferred loan costs are stated at cost, net of amortization, which is computed using the effective interest and straight-line methods. The Company had deferred loan costs of $15.7 million and $3.4 million, net of accumulated amortization of $3.3 million and $3.6 million, at December 31, 2008 and December 31, 2007, respectively.

Future amortization expense of deferred loan costs at December 31, 2008 is as follows (in thousands):

2009	$3,426
2010	3,426
2011	3,426
2012	3,426
2013	1,997

Total	$15,701

Oil and gas properties. The Company utilizes the successful efforts method of accounting for its oil and gas properties under the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies.” Under this method all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs are expensed. Capitalized acquisition costs relating to proved properties are depleted using the unit-of-production method based on proved reserves. The depletion of capitalized exploratory drilling and development costs is based on the unit-of-production method using proved developed reserves on a field basis.

The Company generally does not carry the costs of drilling an exploratory well as an asset in its Consolidated Balance Sheets for more than one year following the completion of drilling unless the exploratory well finds oil and gas reserves in an area requiring a major capital expenditure and both of the following conditions are met:

(i) The well has found a sufficient quantity of reserves to justify its completion as a producing well.

(ii) The Company is making sufficient progress assessing the reserves and the economic and operating viability of the project.

Due to the capital intensive nature and the geographical location of certain projects, it may take the Company longer than one year to evaluate the future potential of the exploration well and economics associated with making a determination on its commercial viability. In these instances, the project’s feasibility is not contingent upon price improvements or advances in technology, but rather the Company’s ongoing efforts and expenditures related to accurately predicting the hydrocarbon recoverability based on well information, gaining access to other companies’ production, transportation or processing facilities and/or getting partner approval to drill additional appraisal wells. These activities are ongoing and being pursued constantly. Consequently, the Company’s assessment of suspended exploratory well costs is continuous until a decision can be made that the well has found proved reserves or is noncommercial and is charged to exploration and abandonments expense. See Note C for additional information regarding the Company’s suspended exploratory well costs.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion. Generally, no gain or loss is recognized until the entire amortization base is sold. However, gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base. Ordinary maintenance and repair costs are expensed as incurred.

Costs of significant nonproducing properties, wells in the process of being drilled and development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. The Company capitalizes interest, if debt is outstanding, on expenditures for significant development projects until such projects are ready for their intended use. At December 31, 2008 and 2007 the Company had excluded $27.8 million and $19.0 million, respectively, of capitalized costs from depletion and had capitalized interest of $1.2 million, $2.6 million and $2.1 million, during 2008, 2007 and 2006, respectively.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews its long-lived assets to be held and used, including proved oil and gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. The Company reviews its oil and gas properties by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties would be recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs. The Company recognized impairment expense of $18.4 million, $7.3 million and $9.9 million during the years ended December 31, 2008, 2007 and 2006, respectively, related to its proved oil and gas properties.

Unproved oil and gas properties are each periodically assessed for impairment by considering future drilling plans, the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such projects. During the years ended December 31, 2008, 2007 and 2006, the Company recognized expense of $31.6 million, $3.1 million and $0.2 million, respectively, related to abandoned prospects, which is included in exploration and abandonments in the accompanying consolidated statements of operations.

Other property and equipment. Other capital assets include buildings, vehicles, computer equipment and software, telecommunications equipment, leasehold improvements and furniture and fixtures. These items are recorded at cost and are depreciated using the straight-line method based on expected lives of the individual assets or group of assets ranging from two to 15 years.

Intangible assets. The Company has capitalized certain operating rights acquired in an acquisition, see Note D. The gross operating rights of approximately $38.4 million, which have no residual value, are amortized over the estimated economic life of approximately 25 years. Impairment will be assessed if indicators of potential impairment exist or when there is a material change in the remaining useful economic life. Amortization expense for the year ended

December 31, 2008 was approximately $0.6 million. The following table reflects the estimated aggregate amortization expense for each of the periods presented below (in thousands):

2009	$1,536
2010	1,536
2011	1,536
2012	1,536
2013	1,536
Thereafter	30,088

Total	$37,768

Environmental. The Company is subject to extensive Federal, state and local environmental laws and regulations. These laws, which are often changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments is fixed and readily determinable. Management believes no material liabilities of this nature existed at December 31, 2008 or 2007.

Oil and gas sales and imbalances. Oil and gas revenues are recorded at the time of delivery of such products to pipelines for the account of the purchaser or at the time of physical transfer of such products to the purchaser. The Company follows the sales method of accounting for oil and gas sales, recognizing revenues based on the Company’s share of actual proceeds from the oil and gas sold to purchasers. Oil and gas imbalances are generated on properties for which two or more owners have the right to take production “in-kind” and, in doing so, take more or less than their respective entitled percentage. Imbalances are tracked by well, but the Company does not record any receivable from or payable to the other owners unless the imbalance has reached a level at which it exceeds the remaining reserves in the respective well. If reserves are insufficient to offset the imbalance and the Company is in an overtake position, a liability is recorded for the amount of shortfall in reserves valued at a contract price or the market price in effect at the time the imbalance is generated. If the Company is in an undertake position, a receivable is recorded for an amount that is reasonably expected to be received, not to exceed the current market value of such imbalance.

The following table reflects the Company’s gas imbalance positions at December 31, 2008 and 2007 as well as amounts reflected in oil and gas production expense for the years ended December 31, 2008 and 2007 ($ in thousands):

	December 31,
	2008	2007

Gas imbalance liability (included in asset retirement obligations and other long-term liabilities)	$472	$621
Overtake position (Mcf)	85,698	96,215
Gas imbalance receivable (included in other assets)	$406	$367
Undertake position (Mcf)	90,321	81,569

	Years ended December 31,
	2008	2007

Value of net undertake arising during the year (reducing oil and gas production expense)	$189	$14
Net undertake position arising during the year (Mcf)	19,269	4,264

Derivative instruments and hedging. The Company applies the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. This statement requires the recognition of all derivative instruments as either assets or liabilities measured at fair value. The Company netted the fair value of derivative instruments by counterparty in the accompanying consolidated balance sheets where the right of offset exists as permitted by FASB Interpretation (“FIN”) No. 39, “Offsetting of Amounts Related to Certain Contracts”.

Under the provisions of SFAS No. 133, the Company may designate a derivative instrument as hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk (a “fair value hedge”) or as hedging the exposure to variability in expected future cash flows that are attributable to a particular risk (a “cash flow hedge”). Special accounting for qualifying hedges allows the effective portion of a derivative instrument’s gains and losses to offset related results on the hedged item in the statement of operations and requires that a company formally document, designate and assess the effectiveness of the transactions that receive hedge accounting treatment. Both at the inception of a hedge and on an ongoing basis, a hedge must be expected to be highly effective in achieving offsetting changes in fair value or cash flows attributable to the underlying risk being hedged. If the Company determines that a derivative instrument is no longer highly effective as a hedge, it discontinues hedge accounting prospectively and future changes in the fair value of the derivative are recognized in current earnings. The amount already reflected in accumulated other comprehensive (loss) income (“AOCI”) remains there until the hedged item affects earnings or it is probable that the hedged item will not occur by the end of the originally specified time period or within two months thereafter. The Company assesses and measures hedge effectiveness at the end of each quarter.

In accordance with SFAS No. 133, changes in the fair value of derivative instruments that are fair value hedges are offset against changes in the fair value of the hedged assets, liabilities or firm commitments, through earnings. Effective changes in the fair value of derivative instruments that are cash flow hedges are recognized in AOCI and reclassified into earnings in the period in which the hedged item affects earnings. Ineffective portions of a derivative instrument’s change in fair value are immediately recognized in earnings. Derivative instruments that do not qualify, or cease to qualify, as hedges must be adjusted to fair value and the adjustments are recorded through net income.

Asset retirement obligations. The Company accounts for the obligations in accordance with SFAS No. 143, “Asset Retirement Obligations.” SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost included in the carrying amount of the related asset is allocated to expense through depreciation of the asset. Changes in the liability due to passage of time are recognized as an increase in the carrying amount of the liability and as corresponding accretion expense.

Treasury stock. Treasury stock purchases are recorded at cost. Upon reissuance, the cost of treasury shares held is reduced by the average purchase price per share of the aggregate treasury shares held.

General and administrative expense. The Company receives fees for the operation of jointly owned oil and gas properties and records such reimbursements as reductions of general and administrative expense. Such fees totaled approximately $4.9 million, $1.1 million and $0.8 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Stock-based compensation. The Company applies the provisions of SFAS No. 123R, “Share Based Payment,” to transactions in which the Company exchanges its equity instruments for employee services, and transactions in which the Company incurs liabilities that are based on the fair value of the Company’s equity instruments or that may be settled by the issuance of those equity instruments in exchange for employee services. The cost of employee services received in exchange for equity instruments, including employee stock options, is measured based on the grant-date fair value of those instruments. That cost is recognized as compensation expense over the requisite service period (generally the vesting period). Generally, no compensation cost is recognized for equity instruments that do not vest.

Income taxes. The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.

The Company adopted the provisions of FIN No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” on January 1, 2007. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Reclassifications. Certain prior period amounts have been reclassified to conform to the 2008 presentation. These reclassifications had no impact on net income, total stockholders’ equity or cash flows.

Recent accounting pronouncements. In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115,” which became effective in 2008. SFAS No. 159 permits entities to measure eligible financial assets, financial liabilities and firm commitments at fair value, on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other generally accepted accounting principles. The fair value measurement election is irrevocable and subsequent changes in fair value must be recorded in earnings. The Company adopted this statement January 1, 2008 and did not elect the fair value option for any of its eligible financial instruments or other items. As such, the adoption had no impact on the consolidated financial statements.

In April 2007, the FASB issued FASB Staff Position FIN 39-1, “Amendment of FASB Interpretation No. 39 “ (“FIN No. 39-1”). FIN No. 39-1 clarifies that a reporting entity that is party to a master netting arrangement can offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement. FIN No. 39-1 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Adoption of FIN No. 39-1 has not had a material impact on the Company’s consolidated financial statements.

In June 2007, the FASB ratified a consensus opinion reached by the Emerging Issues Task Force (“EITF”) on EITF Issue 06-11, “ Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF Issue 06-11 requires an employer to recognize tax benefits realized from dividend or dividend equivalents paid to employees for certain share-based payment awards as an increase to additional paid-in capital and include such amounts in the pool of excess tax benefits available to absorb future tax deficiencies on share-based payment awards. If an entity’s estimate of forfeitures increases (or actual forfeitures exceed the entity’s estimates), or if an award is no longer expected to vest, entities should reclassify the dividends or dividend equivalents paid on that award from retained earnings to compensation cost. However, the tax benefits from dividends that are reclassified from additional paid-in capital to the income statement are limited to the entity’s pool of excess tax benefits available to absorb tax deficiencies on the date of reclassification. The consensus in EITF Issue 06-11 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2007. Retrospective application of EITF Issue 06-11 is not permitted. Early adoption is permitted; however, the Company did not adopt EITF Issue 06-11 until the required effective date of January 1, 2008. The adoption of EITF Issue 06-11 has not had a significant effect on the Company’s financial statements since the Company historically has accounted for the income tax benefits of dividends paid for share-based payment awards in the manner described in the consensus.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), ‘‘Business Combinations” (“SFAS No. 141(R)”), which replaces FASB Statement No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for acquisitions that occur in an entity’s fiscal year that begins after December 15, 2008, which will be our fiscal year 2009. The impact, if any, will depend on the nature and size of business combinations the Company consummates after the effective date.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” SFAS No. 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008, which will be the Company’s fiscal year 2009. Based upon the Company’s December 31, 2008 consolidated balance sheet, the statement would have no impact.

In December 2007, the SEC issued Staff Accounting Bulletin (“SAB”) No. 110, “ Share-Based Payment “ (“SAB No. 110”). SAB No. 110 amends SAB No. 107, “ Share-Based Payment,” and allows for the continued use, under certain circumstances, of the simplified method in developing an estimate of the expected term on stock options accounted for under SFAS No. 123R, “ Share-Based Payment (revised 2004).” SAB No. 110 is effective for stock options granted after December 31, 2007. The Company continued to use the simplified method in developing an estimate of the expected term on stock options granted in 2008. The Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time the Company’s shares of common stock have been publicly traded.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which amends and expands the disclosure requirements of SFAS No. 133 to provide an enhanced understanding of an entity’s use of derivative instruments, how they are accounted for under SFAS No. 133 and their effect on the entity’s financial position, financial performance and cash flows. The provisions of SFAS No. 161 are effective as of January 1, 2009. The Company is currently evaluating the impact on its consolidated financial statements of adopting SFAS No. 161.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. SFAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP SFAS No. 142-3”). FSP SFAS No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). The intent of FSP SFAS No. 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other applicable accounting literature. FSP SFAS No. 142-3 is effective for financial statements issued for—fiscal years beginning after December 15, 2008 and must be applied prospectively to intangible assets acquired after the effective date. The Company is currently evaluating the potential impact, if any, of FSP SFAS No. 142-3 on its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States of America. This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Company does not expect the adoption of SFAS No. 162 to have an impact on its consolidated financial statements.

In June 2008, the FASB issued Staff Position No. EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” (“FSP EITF 03-6-1”) which provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and, therefore, need to be included in the earnings allocation in computing earnings per share under the two class method. FSP EITF 03-6-1 was effective for us on January 1, 2009 and all prior-period EPS data (including any amounts related to interim periods, summaries of earnings and selected financial data) will be adjusted retroactively to conform to its provisions. Early application of FSP EITF 03-6-1 is not permitted. Although restricted stock awards meet this definition, the Company does not expect the application of FSP EITF 03-6-1 to have a significant impact on its reported earnings per share.

In October 2008, the FASB issued FSP No. SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” FSP No. SFAS 157-3 clarifies the application of SFAS No. 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. This FSP is effective immediately and includes those periods for which financial statements have not been issued. The Company currently does not have any financial assets that are valued using inactive markets, and as a result, the Company is not impacted by the issuance of FSP No. SFAS 157-3.

Recent developments in reserve reporting. The United States Securities and Exchange Commission (“SEC”) recently approved new disclosure rules that allow oil and natural gas companies to more accurately report their assets in terms of volumes and values that investors can understand and use to make informed decisions. The new reporting requirement is effective on December 15, 2009. The new disclosure requirements include provisions that:

•	permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserves volumes;

•	allow companies to disclose in SEC filed documents their probable and possible reserves to investors (currently, the SEC rules limit disclosure to only proved reserves);

•	require companies to report the independence and qualifications of a reserves preparer or auditor;

•	file reports when a third party is relied upon to prepare reserves estimates or conducts a reserves audit; and

•	report oil and gas reserves using an average price based upon the prior 12-month period rather than year-end prices.

The Company is currently evaluating the impact these new reserve reporting requirements will have on its consolidated financial statements.

Note C.	Exploratory well costs

The Company capitalizes exploratory well costs until a determination is made that the well has either found proved reserves or that it is impaired. The capitalized exploratory well costs are presented in unproved properties in the Consolidated Balance Sheets. If the exploratory well is determined to be impaired, the well costs are charged to expense.

The following table reflects the Company’s capitalized exploratory well activity during each of the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Years ended December 31,
	2008	2007	2006

Beginning capitalized exploratory well costs	$21,056	$26,503	$4,370
Additions to exploratory well costs pending the determination of proved reserves	25,621	97,368	25,170
Reclassifications due to determination of proved reserves	(18,327)	(95,869)	(2,759)
Exploratory well costs charged to expense	(2,797)	(6,946)	(278)

Ending capitalized exploratory well costs	$25,553	$21,056	$26,503

The following table provides an aging at December 31, 2008 and 2007 of capitalized exploratory well costs based on the date the drilling was completed (in thousands):

	December 31,
	2008	2007

Wells in drilling progress	$7,765	$4,199
Capitalized exploratory well costs that have been capitalized for a period of one year or less	17,788	16,857
Capitalized exploratory well costs that have been capitalized for a period greater than one year	–	–

Total capitalized exploratory well costs	$25,553	$21,056

At December 31, 2008, the Company had 18 gross exploratory wells either drilling or waiting on results from completion. There are 4 wells in the New Mexico Permian area, 9 wells in the Texas Permian area, 3 wells in the Arkoma Basin in Arkansas and 2 wells in the Williston Basin of North Dakota.

Note D.	Acquisition and business combination

Henry Entities acquisition. On July 31, 2008, the Company closed our acquisition of Henry Petroleum LP and certain entities affiliated with Henry Petroleum LP (which we refer to as “Henry” or the “Henry Entities”) and additional non-operated interests in oil and gas properties from persons affiliated with the Henry Entities. In August 2008 and September 2008, we acquired additional non-operated interests in oil and gas properties from persons affiliated with the Henry Entities. The assets acquired in the Henry Entities acquisition are referred to as the “Henry Properties.” The Company paid $584.1 million in cash for the Henry Properties acquisition.

The cash paid for the Henry Properties acquisition was funded with (i) borrowings under the Company’s credit facility, see Note J, and (ii) proceeds from a private placement of approximately 8.3 million shares of the Company’s common stock, see Note F.

The Henry Properties acquisition is being accounted for using the purchase method of accounting for business combinations. Under the purchase method of accounting, the Company recorded the Henry Properties’ assets and liabilities at fair value. The purchase price of the acquired Henry Properties’ net assets is based on the total value of the cash consideration. The initial purchase price allocation is preliminary and subject to adjustment. Any future adjustments to the allocation of the total purchase price are not anticipated to be material to the Company’s consolidated financial statements.

The following tables represent the preliminary allocation of the total purchase price of the Henry Properties to the acquired assets and liabilities of the Henry Properties and the consideration paid for the Henry Properties. The allocation represents the fair values assigned to each of the assets acquired and liabilities assumed (in thousands):

Fair value of Henry Properties’ net assets:
Current assets, net of cash acquired of $19,049[a]	$86,321
Proved oil and gas properties	595,005
Unproved oil and gas properties	233,199
Other long-term assets	6,977
Intangible assets—operating rights	38,409

Total assets acquired	959,911

Current liabilities	(113,729)
Asset retirement obligations and other long-term liabilities	(7,529)
Noncurrent derivative liabilities	(39,037)
Deferred tax liability	(215,475)

Total liabilities assumed	(375,770)

Net purchase price	$584,141

Consideration paid for Henry Properties’ net assets:
Cash consideration paid, net of cash acquired of $19,049	$578,491
Acquisition costs[b]	5,650

Total purchase price	$584,141

(a)	Includes a deferred tax asset of approximately $9.0 million.

(b)	Estimated acquisition costs include legal and accounting fees, advisory fees and other acquisition-related costs.

The following unaudited pro forma combined condensed financial data for the years ended December 31, 2008 and 2007 was derived from the historical financial statements of the Company and Henry Properties giving effect to the acquisition as if it had occurred on January 1 of each period. The unaudited pro forma combined condensed financial data has been included for comparative purposes only and is not necessarily indicative of the results that might have occurred had the Henry Properties acquisition taken place as of the dates indicated and is not intended to be a projection of future results (in thousands, except per share data):

	Years ended December 31,
	2008	2007

Operating revenues	$629,214	$389,758
Net income (loss) applicable to common shareholders	$257,540	$(7,471)
Earnings (loss) per common share:
Basic	$2.94	$(0.10)
Diluted	$2.90	$(0.10)

Chase Group combination. On February 27, 2006, the Company closed a Combination Agreement with the Chase Group whereby ownership in oil and gas properties and non-producing leasehold acreage in Southeast New Mexico (the “Chase Group Properties”) were combined with the properties previously owned by CEHC. The Chase Group received cash in the aggregate amount of $409 million and 34,794,638 shares of Resources common stock valued at $384 million for an aggregate purchase price of $793 million including transaction costs. The results of the Chase Group Properties have been included in the consolidated financial statements since that date.

Note E.	Asset retirement obligations

The Company’s asset retirement obligations represent the estimated present value of the estimated cash flows the Company will incur to plug, abandon and remediate its producing properties at the end of their productive lives, in accordance with applicable state laws. The Company does not provide for a market risk premium associated with asset retirement obligations because a reliable estimate cannot be determined. The Company has no assets that are legally restricted for purposes of settling asset retirement obligations.

The following table summarizes the Company’s asset retirement obligation transactions recorded in accordance with the provisions of SFAS No. 143 during the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Years ended December 31,
	2008	2007	2006

Asset retirement obligations, beginning of period	$9,418	$8,700	$1,120
Liabilities incurred from new wells	1,197	471	1,288
Liabilities assumed in acquisitions	7,062	–	6,155
Accretion expense	889	444	287
Liabilities settled upon plugging and abandoning wells	–	(26)	–
Revision of estimates	(1,757)	(171)	(150)

Asset retirement obligations, end of period	$16,809	$9,418	$8,700

Note F.	Stockholders’ equity and stock issued subject to limited recourse notes

Common stock private placement. On June 5, 2008, the Company entered into a common stock purchase agreement with certain unaffiliated third-party investors to sell certain shares of the Company’s common stock in a private placement (the “Private Placement”) contemporaneous with the closing of the Henry Properties acquisition. On July 31, 2008, the Company issued 8,302,894 shares of its common stock at $30.11 per share. The Private Placement resulted in net proceeds of approximately $242.4 million to the Company, after payment of approximately $7.6 million for the fee paid to the placement agent.

In connection with the Private Placement, the Company entered into a registration rights agreement with the investors. On October 24, 2008, pursuant to the registration rights agreement, the Company filed a registration statement to register the shares of common stock issued in the Private Placement.

Initial public offering. On August 7, 2007, the Company completed an initial public offering (the “IPO”) of its common stock. The Company sold 13,332,851 shares of its common stock in the IPO and certain shareholders, including its executive officers and certain members of the Chase Group, sold 7,554,256 shares of the Company’s common stock at $11.50 per share. After deducting underwriting discounts of approximately $9.6 million and offering expenses of approximately $4.5 million, the Company received net proceeds of approximately $139.2 million. In conjunction with the IPO, the underwriters were granted an option to purchase 3,133,066 additional shares of the Company’s common stock. The underwriters fully exercised this option and purchased the additional shares on August 9, 2007. After deducting underwriting discounts of approximately $2.2 million, the Company received net proceeds of approximately $33.8 million. The aggregate net proceeds of approximately $173.0 million received by the Company at closing on August 7, 2007 and August 9, 2007 were utilized to reduce bank debt.

Secondary public offering. On December 19, 2007, the Company completed a secondary public offering of 11,845,000 shares of the Company’s common stock, which was sold by certain of the Company’s stockholders, including certain members of the Chase group. The Chase Group sold 10,194,732 shares of the Company’s common stock in the aggregate and certain other stockholders of the Company sold 1,650,268 shares of the Company’s common stock in the aggregate, including one of the Company’s executive officers who sold 45,000 shares of the Company’s common stock. Chase Oil Corporation granted the underwriters an option to purchase up to 1,776,615 additional shares of the Company’s common stock to cover over-allotments, which was fully exercised on December 19, 2007. The Company did not receive any proceeds from the sale of the Company’s common stock in this secondary offering.

Treasury stock. On June 12, 2008, the restrictions on certain restricted stock awards issued to five of the Company’s executive officers lapsed. Immediately upon the lapse of restrictions, these executive officers became liable for certain federal income taxes on the value of such shares. In accordance with the Company’s 2006 Stock Incentive Plan and the applicable restricted stock award agreements, four of such officers elected to deliver shares of the Company’s common stock to the Company to satisfy such tax liability, and the Company acquired 3,142 shares to be held as treasury stock in the approximate amount of $125,000.

Equity commitments. Pursuant to a stock purchase agreement (the “Stock Purchase Agreement”) entered into on August 13, 2004, CEHC obtained private equity commitments totaling $202.5 million, comprised of equity commitments from fourteen private investors (the “Private Investors”) of approximately $188.9 million and equity commitments from the five original officers (the “Officers”) of the Company in the aggregate amount of approximately $13.6 million. The original commitments were subject to call by a vote of the board of directors over a four year period beginning August 13, 2004 (the “Take-Down Period”), with the first date on which capital was called being August 13, 2004. Subsequent calls were made on November 11, 2004, June 22, 2005, December 7, 2005 and February 10, 2006. The percentage of total commitments called per capital call date was approximately 15.0 percent, 23.3 percent, 10.0 percent, 15.0 percent and 22.0 percent, respectively. In conjunction with the exchange of CEHC common stock for Resources common stock as of the date of the Combination, the remaining 14.7 percent of these private equity commitments was terminated.

In addition to this arrangement between CEHC, the Private Investors and the Officers, certain employees and other officers of the Company entered into separate subscription agreements with the Company. The officers’ and employees’ equity purchases were paid for in a combination of cash and the issuance of notes payable to the Company with recourse only to any equity security of the Company held by the respective officer or employee (the “Purchase Notes”). Based on guidance contained in SFAS No. 123R, the agreements to sell stock to the Company’s officers and employees subject to the Purchase Notes are accounted for as the issuance of options (“Bundled Capital Options” for the Officers and “Capital Options” for employees) on the dates that the various subscription agreements were signed and the purchase commitments were made.

Capital calls. From inception of CEHC through February 23, 2006, the Private Investors purchased 16,113,170 Preferred Units for $161.1 million in cash; the Company’s officers purchased 2,240,083 CEHC common shares and 938,303 Preferred Units for $3.6 million in cash and Purchase Notes totaling $8.0 million, and certain employees purchased 425,221 Preferred Units for $1.0 million in cash and Purchase Notes totaling $3.8 million.

6% Series A preferred stock. Preferred stock dividends were generally paid on the anniversary of date of issuance of preferred stock as a part of the Preferred Units. There were no dividend payments made during the year ended December 31, 2008, because there was no outstanding preferred stock. Preferred stock dividends of approximately $132,000 and $2.6 million were paid during the years ended December 31, 2007 and 2006, respectively. As discussed in Note A and below, the majority of the CEHC preferred stock was converted into Resources common stock in the Combination. Final dividend payments on converted CEHC 6% Series A Preferred Stock were made in March 2006.

Dividend payments continued to be made through April 16, 2007 to the eighteen employee shareholders that did not convert their shares of CEHC preferred stock to Resources common stock in the Combination. On April 16, 2007, these CEHC preferred shares were exchanged for 190,972 shares of the Company’s common stock. These shares are reported as if converted on the date of the Combination.

Purchase Notes. On April 23, 2007, the Company’s officers repaid their Purchase Notes in full, including principal of $9.4 million and accrued interest of $1.0 million in the aggregate. The agreements to sell stock to the executive officers of the Company subject to Purchase Notes were accounted for as the issuance of options. As such, the repayment of the executive officer Purchase Notes represents the full exercise of the options on the Bundled Capital Options the officers held as well as the Capital Options of one certain employee who was formerly an executive officer.

At December 31, 2008, all Purchase Notes from all employees had been paid in full. As such, the repayment of the Purchase Notes represent the full exercise of the options on the Capital Options held by certain employees. At December 31, 2007, the Company had Purchase Notes receivable from certain employees of approximately $330,000 comprised of an aggregate principal amounts of $288,000 and accrued interest of $42,000.

Stock issuances treated as Capital Options. The following table summarizes the Bundled Capital Options activity for the years ended December 31, 2007 and 2006:

	Number of	Weighted
	bundled capital	average
	options	exercise price

Outstanding at December 31, 2005	1,100,000	$9.52
Bundled capital options granted	–	$–
Cancelled/forfeited	(161,697)	$9.52

Outstanding at December 31, 2006	938,303	$9.52
Bundled capital options exercised	(938,303)	$9.52

Outstanding at December 31, 2007	–	$–

Vested outstanding at:
December 31, 2006	938,303	$9.52
December 31, 2007	–	$–

The following table summarizes the Capital Options activity for the years ended December 31, 2008, 2007 and 2006:

	Number of	Weighted
	capital	average
	options	exercise price

Outstanding at December 31, 2005	482,500	$9.74
$15 Capital Options granted	16,000	$12.13
Cancelled/forfeited	(73,279)	$9.81

Outstanding at December 31, 2006	425,221	$9.81
$10 Capital Options exercised	(270,828)	$8.97
$15 Capital Options exercised	(116,008)	$12.26

Outstanding at December 31, 2007	38,385	$8.34
$10 Capital Options exercised	(38,385)	$8.34

Outstanding at December 31, 2008	–	$–

Vested outstanding at:
December 31, 2006	425,221	$9.81
December 31, 2007	38,385	$8.34
December 31, 2008	–	$–

The following table summarizes information about the Company’s vested Capital Options outstanding and exercisable at December 31, 2007:

		Capital options	Weighted	Weighted
		outstanding	average	average
		vested and	remaining	exercise	Intrinsic
		exercisable	contractual life	price	value

Vested capital options outstanding and exercisable at December 31, 2007:
Exercise price	$10.00	38,385	2.52 years	$8.34	$562,000

The following table summarizes the stock-based compensation for all Capital Options and is included in general and administrative expense in the accompanying consolidated statement of operations for the year ended December 31, 2006. There was no stock-based compensation for Capital Options in 2008 and 2007.

Stock-based compensation expense from capital options	$975,000

Bundled capital options:
Stock-based compensation expense	$508,000
Options vesting during period	242,000
Weighted average grant date fair value per option	$2.10
Capital options:
Stock-based compensation expense	$467,000
Options vesting during period	119,799
Weighted average grant date fair value per option	$3.90

Conversion of CEHC 6% Series A preferred stock and CEHC common stock. On February 27, 2006, concurrent with the closing of the Combination described in Note A, the majority of the shares outstanding of CEHC preferred stock and outstanding shares of CEHC common stock were converted to shares of the Company’s common stock, as described below.

Eighteen employee shareholders owning an aggregate of 254,621 shares of CEHC preferred stock and 127,313 shares of CEHC common stock did not convert their shares to the Company’s common stock at the date of the Combination. On April 16, 2007, these remaining shares of CEHC were exchanged for 318,285 shares of the Company’s common stock. These shares are reported as if converted on the date of the Combination. In addition, CEHC made a final dividend payment to these eighteen employee shareholders on their CEHC preferred stock in the aggregate amount of approximately $99,000 on April 16, 2007.

Also in conjunction with the Combination described in Note A and the conversion of CEHC preferred stock into the Company’s common stock at the ratio of 0.75:1, the CEHC Bundled Capital Options were converted into the Company’s Bundled Capital Options and CEHC Capital Options were converted into the Company’s Capital Options. The Company’s Capital Options are considered to be exercisable for 1.25 shares of the Company’s common stock.

Common stock held in escrow. On February 27, 2006 the Company entered into an agreement with certain stockholders of the Company in which certain of the Company’s shareholders placed 430,755 shares of Resources common stock in an escrow account (the “Escrow Agreement”). The Escrow Agreement provided that if, on or before February 27, 2007 (the “Initial

Period”), the Company consummated one of two specified transactions, the shares held in escrow would be released to the Company for reissuance to Messrs. Leach, Beal, Copeland, Kamradt and Wright. Neither of those specified transactions occurred in the Initial Period. However, the Escrow Agreement specified that if neither of the two specified transactions occurred during the Initial Period, a sale of the Company in a business combination on or before August 26, 2007 where the per share valuation of the Company’s common stock in such sale was equal to or greater than $28.00 per share would result in the release of the shares held in escrow to the Company for reissuance to Messrs. Leach, Beal, Copeland, Kamradt and Wright. These conditions for release of these shares to Messrs. Leach, Beal, Copeland, Kamradt and Wright were not met by August 26, 2007, and thereafter the escrow agent distributed the escrowed shares to the original owners of the shares.

Note G.	Incentive plans

Defined contribution plan. The Company sponsors a 401(k) defined contribution plan for the benefit of substantially all employees and maintains certain other acquired plans. The Company matches 100 percent of employee contributions, not to exceed 6 percent of the employee’s annual salary. The Company contributions to the plans for the years ended December 31, 2008, 2007 and 2006 were approximately $1.2 million, $419,000, and $321,000, respectively. The increase in contributions for the year ended December 31, 2008, were primarily attributable to the addition of employees due to the Henry Entities acquisition on July 31, 2008.

Stock incentive plan. The Company’s 2006 Stock Incentive Plan (together with applicable option agreements and restricted stock agreements, the “Plan”) provides for granting stock options and restricted stock awards to employees and individuals associated with the Company. The following table shows the number of awards available under the Company’s Plan at December 31, 2008:

Number of
common
shares

Approved and authorized awards	5,850,000
Stock option grants, net of forfeitures	(3,343,684)
Restricted stock grants, net of forfeitures	(512,809)

Awards available for future grant	1,993,507

Restricted stock awards. All restricted shares are treated as issued and outstanding in the accompanying consolidated balance sheets. If an employee terminates employment prior the lapse date, the awarded shares are forfeited and cancelled and are no longer considered issued and outstanding. A summary of the Company’s restricted stock awards for the years ended December 31, 2008, 2007 and 2006 is presented below:

	Number of	Grant date
	restricted	fair value
	shares	per share

Restricted stock:
Outstanding at January 1, 2006	–
Shares granted	213,584	$15.40
Shares cancelled/forfeited	(1,368)
Lapse of restrictions	–

Outstanding at December 31, 2006	212,216
Shares granted	220,995	$9.22
Shares cancelled/forfeited	(1,662)
Lapse of restrictions	(60,000)

Outstanding at December 31, 2007	371,549
Shares granted	128,001	$32.13
Shares cancelled/forfeited	(46,741)
Lapse of restrictions	(45,458)

Outstanding at December 31, 2008	407,351

A summary of the impact on the consolidated statements of operations for the Company’s restricted stock awards during the years ended December 31, 2008, 2007 and 2006 is presented below (in thousands):

	Years ended December 31,
	2008	2007	2006

Stock-based compensation expense related to restricted stock	$2,122	$1,378	$1,044
Income tax benefit related to restricted stock	$808	$533	$407
Deductions in current taxable income related to restricted stock	$1,234	$–	$–

Stock option awards. The stock options granted from August 13, 2004 through February 27, 2006 under the Stock Option Plan were to purchase Preferred Units. A portion of the options vested based upon passage of time (“Time Vesting”) and a portion of the options vested based upon the Company obtaining certain results related to a liquidation value (“Performance Vesting”). Seventy-eight percent of the aggregate options granted were vested based on Time Vesting, in which they vested one-third each year for a three year period, which would result in approximately 61 percent, 28 percent and 11 percent of their total grant date fair value being expensed in the first, second and third years, respectively, commencing on the first anniversary of the date of grant. The remaining 22 percent of the aggregate options granted were vested based on Performance Vesting. Performance Vesting was considered to be achieved when the Company attained a liquidation valuation which resulted in a 25 percent internal rate of return and a return on investment of two times the total dollars invested by the original shareholders of the Company, upon the occurrence of one of the following events:

(i) the liquidation, dissolution or winding up of the affairs of the Company,

(ii) a sale of all or substantially all of the assets of the Company and a distribution to the shareholders of the proceeds of such sale, or

(iii) any merger, consolidation or other transaction resulting in at least 50 percent of the voting securities of the Company being owned by a single person or a group.

As a result of the Combination, event (iii) listed above occurred, which resulted in a change of control as defined in the Stock Option Plan. As such, the 78 percent of the aggregate options which vested based on Time Vesting were immediately vested as of the date of the Combination. CEHC’s board of directors determined that, based upon the value received by the CEHC shareholders in the Combination, the thresholds for internal rate of return and return on investment which determined the portion of vesting based on Performance Vesting, were not met and that 22 percent portion of the options were not vested.

The CEHC board of directors determined that CEHC would vest the 22 percent of aggregate stock options based on Performance Vesting for only the stock option holders who were non-officers, if CEHC’s officers agreed that the 22 percent of aggregate stock options based on Performance Vesting for the officers would vest at the end of three years after the closing of the Combination, which will result in approximately 33 percent, 33 percent and 34 percent of their total grant date fair value being expensed in the first, second, and third years, respectively, commencing on the first anniversary of the date of grant; each officer so agreed.

A summary of CEHC’s stock option activity, under the Stock Option Plan, for the period ended February 27, 2006 (Combination date) is presented below. The amounts shown are immediately prior to the conversion of CEHC stock options to Resources stock options as a result of the Combination:

	January 1, 2006
	through February 27, 2006
		Weighted
	Number of	average
	units[a]	price

Outstanding at beginning of period	1,365,075	$10.32
Options granted	514,267	$10.68
Options forfeited	–	$–
Options exercised	–	$–

Outstanding at end of period	1,879,342	$10.42

Exercisable at end of period	1,562,770	$10.51

(a)	Each option Unit can be exercised for on Preferred Unit which is comprised of one-half of a share of CEHC common stock and one share of CEHC preferred stock.

Also in conjunction with the Combination described in Note A and Note D and the conversion of CEHC preferred stock into Resources common stock at the ratio of 0.75:1, the CEHC unit options were converted into Resources stock options. Each CEHC unit option, (considered to be exchangeable for one share of CEHC preferred stock and one-half of a share of CEHC common stock), was converted into 1.25 options to purchase common stock of Resources. Each Resources stock option is considered to be exchangeable for one share of Resources common stock. The following table summarizes the conversion of the CEHC unit options in conjunction with the Combination:

	CEHC		Resources
CEHC	unit	Conversion	option	Resources
unit option exercise price	options	rate	exercise price	options

$10.00	1,721,010	1.25:1	$8.00	2,151,129
$15.00	158,332	1.25:1	$12.00	197,984

	1,879,342			2,349,113

A summary of the Company’s stock option activity under the Plan, for the years ended December 31, 2008 and 2007 and for the period from February 27, 2006 through December 31, 2006 is presented below. The amounts shown below are on a post-combination and post-conversion basis:

					February 27,
	Years ended December 31,				2006 through
	2008		2007		December 31, 2006
		Weighted		Weighted		Weighted
	Number of	average	Number of	average	Number of	average
	options	exercise price	options	exercise price	options	exercise price

Stock options:
Outstanding at beginning of period	3,011,722	$9.71	2,797,997	$8.93	2,349,113	$8.34
Options granted	607,555	$23.54	215,000	$12.85	450,000	$12.00
Options forfeited	(275,593)	$14.96	(1,275)	$8.00	(1,116)	$10.88
Options exercised	(612,360)	$8.80	–	$–	–	$–

Outstanding at end of period	2,731,324	$12.46	3,011,722	$9.71	2,797,997	$8.93

Vested at end of period	1,567,389	$9.18	2,063,499	$8.79	1,952,274	$8.40

Exercisable at end of period	517,019	$11.16	508,462	$10.58	1,952,274	$8.40

The following table summarizes information about the Company’s vested stock options outstanding and exercisable at December 31, 2008, 2007 and 2006:

				Weighted
			Weighted average	average
		Number vested	remaining	exercise
		and exercisable	contractual life	price	Intrinsic value

					(in thousands)
Vested options:
December 31, 2008:
Exercise price	$8.00	1,232,647	2.58 years	$8.00	$18,268
Exercise price	$12.00	143,492	4.99 years	$12.00	1,553
Exercise price	$14.68	191,250	7.78 years	$14.68	1,556

		1,567,389		$9.18	$21,377

Exercisable options:
December 31, 2008:
Exercise price	$8.00	236,227	5.62 years	$8.00	$3,501
Exercise price	$12.00	89,542	6.78 years	$12.00	969
Exercise price	$14.68	191,250	7.78 years	$14.68	1,556

		517,019		$11.16	$6,026

Vested options:
December 31, 2007:
Exercise price	$8.00	1,753,819	3.15 years	$8.00	$22,116
Exercise price	$12.00	197,180	5.72 years	$12.00	1,698
Exercise price	$15.40	112,500	8.45 years	$15.40	586

		2,063,499		$10.58	$24,400

Exercisable options:
December 31, 2007:
Exercise price	$8.00	275,685	6.62 years	$8.00	$3,476
Exercise price	$12.00	120,277	7.78 years	$12.00	1,036
Exercise price	$15.40	112,500	8.45 years	$15.40	586

		508,462		$10.58	$5,098

Vested and exercisable options:
December 31, 2006:
Exercise price	$8.00	1,755,094	8.47 years	$8.00	$15,099
Exercise price	$12.00	197,180	8.86 years	$12.00	769

		1,952,274		$8.40	$15,868

The following table summarizes information about stock-based compensation for options which is recognized in general and administrative expense in the accompanying consolidated statement of operations for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Years ended December 31,
	2008	2007	2006

Grant date fair value for awards during the period:
Time vesting options[a]	$580	$87	$1,931
Performance vesting options:
Officers[b]	–	–	531
Non-officers[c]	–	–	142
Stock option grants under the Plan[d]	5,675	1,921	3,555

Total	$6,255	$2,008	$6,159

Stock-based compensation expense from stock options:
Time vesting options[a]	$181	$17	$5,085
Performance vesting options:
Officers[b]	253	602	511
Non-officers[c]	–	–	505
Stock option grants under the Plan[d]	2,667	1,844	1,024

Total	$3,101	$2,463	$7,125

Income taxes and other information:
Income tax benefit related to stock options	$1,990	$953	$2,779
Deductions in current taxable income related to stock options exercised	$10,756	$–	$–

(a)	Options granted prior to February 27, 2006, vested immediately as of the date of the Combination, as a result of a change of control. Options granted thereafter vest using a four year graded vesting schedule by approval from the Board of Directors.

(b)	Options granted prior to February 27, 2006, vest using a three year cliff vesting schedule by approval from CEHC’s Board of Directors.

(c)	Vested as of the date of the Combination by approval from CEHC’s Board of Directors.

(d)	Vest using a three or four year graded vesting schedule by approval from the Board of Directors. The 2007 grant date fair value includes an adjustment of $765,000 from a change in fair value due to the Code Section 409A (defined later) option modification.

In calculating the compensation expense for options, the Company has estimated the fair value of each grant using the Black-Scholes option-pricing model. Assumptions utilized in the model are shown below. Amounts shown are assumptions under the Plan for options exercisable for Resources common stock at a rate of 1:1:

	2008	2007	2006

Risk-free interest rate	3.18%	4.47%	4.81%
Expected term (years)	6.21	6.25	2.87
Expected volatility	38.88%	37.33%	37.12%
Expected dividend yield	–	–	–

Stock option modifications. On November 8, 2007, the compensation committee of the Company’s board of directors authorized and approved amendments to certain outstanding agreements related to options to purchase the Company’s common stock that were previously awarded to certain of the Company’s executive officers and employees in order to amend such award agreements so that the subject stock option award would constitute deferred compensation that is compliant with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or exempt from the application of Code Section 409A. As the offer to amend outstanding stock option agreements previously issued to certain of the Company’s employees may constitute a tender offer under the Securities Exchange Act of 1934, on November 8, 2007, the board of directors of the Company authorized commencement of a tender offer to amend the applicable outstanding stock option award agreements in the form approved by the compensation committee.

Generally, the amendments provide that the employee stock options, which had previously vested in connection with the Combination, will become exercisable in 25 percent increments over a four year period beginning in 2008 and continuing through 2011 or upon the occurrence of certain specified events. Employees who decided to amend their stock option award agreement received a cash payment equal to $0.50 for each share of common stock subject to the amendment on January 2, 2008. The Company made aggregate cash payments of approximately $192,000 to such employees. The Company’s affected executive officers received and accepted a similar offer to amend their stock option awards issued prior to the Combination on substantially the same terms, except such officers were not offered the $0.50 per share payment.

In addition, the Company’s named executive officers received stock option awards in June 2006 to purchase 450,000 shares of common stock, in the aggregate, at a purchase price of $12.00 per share. The Company subsequently determined that the fair market value of a share of common stock as of the date of the award was $15.40. As a result, the compensation committee of the Company’s board of directors authorized and approved an amendment to these stock option award agreements pursuant to which the exercise price of such stock options would be increased from $12.00 per share to $15.40 per share. The Company agreed to issue to the executive officer an award of the number of shares of restricted stock equal to (i) the product of $3.40 and the number of shares of common stock subject to the stock option award, divided by (ii) the Fair Market Value of a share of common stock on the date of the award of restricted stock.

The Company has determined that its aggregate compensation expense resulting from these modifications of approximately $0.8 million will be recorded during the period from November 8, 2007 to December 31, 2007 and during the years ending December 31, 2008, 2009 and 2010.

Future stock-based compensation expense. The following table reflects the future stock-based compensation expense to be recorded for all the stock-based compensation awards that are outstanding at December 31, 2008 (in thousands):

	Restricted	Stock
	stock	options	Total

2009	$2,470	$2,701	$5,171
2010	1,393	1,242	2,635
2011	475	466	941
2012	40	55	95

Total	$4,378	$4,464	$8,842

Note H.	Disclosures about fair value of financial instruments

The Company adopted SFAS No. 157, “Fair Value Measurements,” (“SFAS No. 157”) effective January 1, 2008 for financial assets and liabilities measured on a recurring basis. SFAS No. 157 applies to all financial assets and financial liabilities that are being measured and reported on a fair value basis. In February 2008, the FASB issued FSP No. 157-2, which delayed the effective date of SFAS No. 157 by one year for nonfinancial assets and liabilities. As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following categories:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace. Level 2 instruments primarily include non-exchange traded derivatives such as over-the-counter commodity price swaps, investments and interest rate swaps. The Company’s valuation models are primarily industry-standard models that consider various inputs including: (i) quoted forward prices for commodities, (ii) time value and (iii) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. The Company utilizes our counterparties’ valuations to assess the reasonableness of our prices and valuation techniques.

Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources ( i.e. , supported by little or no market activity). Level 3 instruments primarily include derivative instruments, such as basis swaps, commodity price collars and floors, as well as investments. The Company’s valuation models are primarily industry-standard models that consider various inputs including: (i) quoted forward prices for commodities, (ii) time value, (iii) volatility factors and (iv) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Although the Company utilizes our counterparties’ valuations to assess the reasonableness of our prices and valuation techniques, the Company does not have sufficient corroborating market evidence to support classifying these assets and liabilities as Level 2.

The following represents information about the estimated fair values of the Company’s financial instruments:

Cash and cash equivalents, accounts receivable, other current assets, accounts payable, interest payable and other current liabilities. The carrying amounts approximate fair value due to the short maturity of these instruments.

Notes receivable—officers and employees. The carrying amounts approximate fair value due to the comparability of the interest rate to risk-adjusted rates for similar financial instruments.

Line of credit and term note. The carrying amount of borrowings outstanding under the Company’s revolving credit facility and term note (see Note J) approximate fair value because the instruments bear interest at variable market rates.

Derivative instruments. The fair value of the derivative instruments are estimated by management considering various factors, including closing exchange and over-the-counter quotations and the time value of the underlying commitments. As required by SFAS No. 157, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The following table summarizes the valuation of the Company’s financial instruments by SFAS No. 157 pricing levels at December 31, 2008 (in thousands):

	Fair value measurements using
			Significant	Total carrying
	Quoted prices in	Significant other	unobservable	value at
	active markets	observable inputs	inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2008

Commodity derivative price swap contracts	$–	$124,641	$–	$124,641
Commodity derivative basis swap contracts	–	(680)	–	(680)
Interest rate derivative swap contracts	–	(1,083)	–	(1,083)
Commodity derivative price collar contracts	–	–	49,562	49,562

Total financial assets (liabilities)	$–	$122,878	$49,562	$172,440

The following table sets forth a reconciliation of changes in the fair value of financial assets and liabilities classified as Level 3 in the fair value hierarchy (in thousands):

Balance at January 1, 2008	$1,866
Realized and unrealized gains	49,122
Purchases, issuances, and settlements	(1,426)

Balance at December 31, 2008	$49,562

Total gains for the period included in earnings attributable to the change in unrealized gains relating to assets still held at the reporting date	$47,696

For additional information on the Company’s derivative instruments see Note I.

Note I.	Derivative financial instruments

The Company uses financial derivative contracts to manage exposures to commodity price and interest rate. Commodity hedges are used to (i) reduce the effect of the volatility of price changes on the natural gas and crude oil the Company produces and sells, (ii) support the Company’s annual capital budget and expenditure plans and (iii) support the economics associated with acquisitions. Interest rate hedges are used to hedge our mitigate the cash flow risk associated with rising interest rates. The Company does not enter into derivative financial instruments for speculative or trading purposes. The Company also may enter physical delivery contracts to effectively provide commodity price hedges. Because these contracts are not expected to be net cash settled, they are considered to be normal sales contracts and not derivatives. Therefore, these contracts are not recorded in the financial statements.

Currently, the Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, the Company reflects the changes in the fair value of its derivative instruments in the statements of operations.

A key requirement for designation of derivative instruments to qualify for hedge accounting is that at both the inception of the hedge and on an ongoing basis, the hedging relationship is expected to be highly effective in achieving offsetting cash flows attributable to the hedged risk during the term of the hedge. Generally, the hedging relationship can be considered to be highly effective if there is a high degree of historical correlation between the hedging instrument and the forecasted transaction. For all quarters ended prior to July 1, 2007, prices received for the Company’s natural gas were highly correlated with the Inside FERC—El Paso Natural Gas index (the “Index”)—the Index referenced in all of the Company’s natural gas derivative instruments. However, during the quarter ended September 30, 2007, this historical relationship did not meet the criteria as being highly correlated. Natural gas produced from the Company’s New Mexico shelf assets has a substantial component of natural gas liquids. Prices received for natural gas liquids are not highly correlated to the price of natural gas, but are more closely correlated to the price of oil. During the third quarter of 2007, the price of oil and natural gas liquids, and therefore, the prices the Company received for its natural gas (including natural gas liquids) rose substantially and at a significantly higher rate than the corresponding change in the Index. This resulted in a decrease in correlation between the prices received and the Index below the level required for cash flow hedge accounting. According to SFAS No. 133, an entity shall discontinue hedge accounting prospectively for an existing hedge if the hedge is no longer highly effective. Hedge accounting must be discontinued regardless of whether the Company believes the hedge will be prospectively highly effective. The hedge must be discontinued during the period the hedges became ineffective. As a result, any changes in fair value must be recorded in earnings. Because the natural gas and natural gas liquids prices fluctuate at different rates over time, the loss of effectiveness does not relate to any single date.

During the three months ended June 30, 2007, the Company determined that all of its natural gas commodity contracts no longer qualified as hedges under the requirements of SFAS No. 133 for the reason stated in the above paragraph. These contracts are referred to as “dedesignated hedges.”

Therefore, June 30, 2007, was considered the last date the Company’s natural gas hedges were highly effective, and the Company discontinued hedge accounting during the three months ended September 30, 2007 and all periods thereafter. Mark-to-market adjustments related to these dedesignated hedges are recorded each period to earnings. Effective portions of dedesignated hedges, previously recorded in AOCI at June 30, 2007, remain in AOCI and are being reclassified into earnings under natural gas revenues, during the periods which the hedged forecasted transaction affects earnings.

2008 commodity derivative contracts. During the year ended December 31, 2008, the Company entered into additional commodity derivative contracts to hedge a portion of its estimated future production. The following table summarizes information about these additional commodity derivative contracts at December 31, 2008:

	Aggregate			Remaining
	remaining	Daily	Index	contract
	volume	volume	price	period

Crude oil (volumes in Bbls):
Price collar	768,000	2,104	$120.00 - $134.60[a]	1/1/09-12/31/09
Price swap	292,000	800	$98.35[a]	1/1/09-12/31/09
Price swap	348,000	953	$125.10[a]	1/1/09-12/31/09
Price swap	240,000	658	$128.80[a]	1/1/10-12/31/10
Price swap	336,000	921	$128.66[a]	1/1/11-12/31/11
Price swap	504,000	1,377	$127.80[a]	1/1/12-12/31/12
Natural gas (volumes in MMBtus):
Price swap	1,825,000	5,000	$8.44[b]	1/1/09-12/31/09
Index basis swap	6,022,500	16,500	$1.08[c]	1/1/09-12/31/09

(a)	The index prices for the oil price swaps are based on the NYMEX-West Texas Intermediate monthly average futures price.

(b)	The index price for the natural gas price collar is based on the Inside FERC-El Paso Permian Basin first-of-the-month spot price.

(c)	Represents the basis differential between the El Paso Permian delivery point and NYMEX Henry Hub delivery point.

Commodity derivative contracts assumed in the Henry Entities acquisition. As part of the Henry Entities acquisition, the Company assumed the following commodity derivative contracts on July 31, 2008. The following table summarizes information about the remaining portion of these assumed derivative contracts at December 31, 2008:

	Aggregate
	remaining	Daily	Index	Remaining
	volume	volume	price	contract period

Crude oil (volumes in Bbls):
Price swap	443,491	1,215	$73.59[a]	1/1/09-12/31/09
Price swap	401,746	1,101	$72.03[a]	1/1/10-12/31/10
Price swap	221,746	608	$68.92[a]	1/1/11-12/31/11

(a)	The index prices for the oil price swaps are based on the NYMEX-West Texas Intermediate monthly average futures price and the prices represent weighted average prices.

2008 interest rate derivative contracts. During 2008, the Company entered into interest rate derivative contracts to hedge a portion of its future interest rate exposure. The Company hedged its LIBOR interest rate on the Company’s bank debt by fixing the rate at 1.90 percent for three years beginning in May of 2009 on $300 million of the Company’s bank debt. The interest rate derivative contracts were not designated as cash flow hedges.

The following table sets forth the Company’s outstanding derivative contracts at December 31, 2008:

		Aggregate
		remaining
		volume/		Index	Remaining
	Fair value	notional	Daily	price /	contract
	asset (liability)	amount	volume	rate	period

	(in thousands)
Crude oil (volumes in Bbls):
Price collar	$49,562	768,000	2,104	$120.00 - $134.60[a]	1/1/09-12/31/09
Price swap	58,269	1,813,491	4,968	$87.16a c	1/1/09-12/31/09
Price swap	17,948	641,746	1,758	$93.26a c	1/1/10-12/31/10
Price swap	18,191	557,746	1,528	$104.91a c	1/1/11-12/31/11
Price swap	24,339	504,000	1,377	$127.80[a]	1/1/12-12/31/12
Natural gas (volumes in MMBtus):
Price swap	5,894	1,825,000	5,000	$8.44[b]	1/1/09-12/31/09
Basis swap	(680)	6,022,500	16,500	$1.08[d]	1/1/09-12/31/09
Interest rate (notional amount in dollars):
Rate swap	(1,083)	$300,000,000		1.90%[e]	5/1/09-4/30/12

Net asset	$172,440

(a)	The index prices for the oil price swaps are based on the NYMEX-West Texas Intermediate monthly average futures price.

(b)	The index price for the natural gas price collar is based on the Inside FERC-El Paso Permian Basin first-of-the-month spot price.

(c)	Prices represent weighted-average prices.

(d)	Represents the basis differential between the El Paso Permian delivery point and the NYMEX Henry Hub delivery point.

(e)	The index rate is based on the one-month LIBOR.

The Company’s reported oil and gas revenue and average oil and gas prices includes the effects of oil quality and Btu content, gathering and transportation costs, gas processing and shrinkage, and the net effect of the commodity hedges that qualified for cash flow hedge accounting. The following table summarizes the gains and losses reported in earnings related to the commodity and interest rate derivative instruments and the net change in AOCI (in thousands):

	Years ended December 31,
	2008	2007	2006

Increase (decrease) in oil and gas revenue from derivative activity:
Cash payments on cash flow hedges in oil sales	$(30,591)	$(11,091)	$(7,000)
Cash receipts from cash flow hedges in gas sales	–	188	1,232
Dedesignated cash flow hedges reclassified from AOCI in gas sales	(696)	1,103	–

Total decrease in oil and gas revenue from derivative activity	$(31,287)	$(9,800)	$(5,768)

Gain (loss) on derivatives not designated as hedges:
Mark-to-market gain (loss):
Commodity derivatives	$257,307	$(22,089)	$–
Interest rate derivatives	(1,083)	–	–
Cash (payments) receipts on derivatives not designated as hedges:
Commodity derivatives	(6,354)	1,815	–
Interest rate derivatives	–	–	–

Total gain (loss) on derivatives not designated as hedges	$249,870	$(20,274)	$–

Gain (loss) from ineffective portion of cash flow hedges:	$1,336	$(821)	$1,193

Accumulated other comprehensive income (loss):
Cash flow hedges:
Mark-to-market gain (loss) of cash flow hedges	$(7,985)	$(33,783)	$11,936
Reclassification adjustment of losses to earnings	30,591	10,903	5,768
Net AOCI upon dedesignation at June 30, 2007	–	(407)	–

Net change, before income taxes	22,606	(23,287)	17,704
Income tax effect	(8,835)	9,102	(6,230)

Net change, net of income taxes	$13,771	$(14,185)	$11,474

Dedesignated cash flow hedges:
Net AOCI upon dedesignation at June 30, 2007	$–	$407	$–
Reclassification adjustment of (gains) losses to earnings	696	(1,103)	–
Income tax effect	(272)	272	–

Net change, net of income taxes	$424	$(424)	$–

All of the Company’s commodity derivative contracts are expected to settle by December 31, 2012. All the Company’s commodity derivative contracts previously accounted for as cash flow hedges and designated as hedges were settled on December 31, 2008.

Post 2008 commodity derivative contracts. After December 31, 2008 and through February 19, 2009, the Company entered into the following additional commodity derivative contracts:

	Aggregate			Remaining
	remaining	Daily	Index	contract
	volume	volume	price	period

Crude oil (volumes in Bbls):
Price swap	600,000	1,644	$57.55[a]	1/1/10-12/31/10
Price collar	600,000	6,522	$45.00-$49.00[a]	3/1/09-5/31/09

(a)	The index prices for the oil price swaps are based on the NYMEX-West Texas Intermediate monthly average futures price.

Note J.	Debt

The Company’s debt consists of the following (in thousands):

	December 31,
	2008	2007

Senior credit facility	$630,000	$216,000
2nd lien credit facility	–	109,900
Unamortized original issue discount on 2nd lien credit facility	–	(496)

Total long-term debt	630,000	325,404
Current portion of 2nd lien credit facility	–	2,000

Total debt	$630,000	$327,404

Senior credit facility. On July 31, 2008, the Company amended and restated its senior credit facility in various respects, including increasing the borrowing base to $960 million, subject to scheduled semiannual redeterminations, and extending the maturity date to July 31, 2013 (the “Senior Credit Facility”). The Company paid an arrangement fee of $14.4 million upon closing the Senior Credit Facility. At December 31, 2008, the Company had letters of credit outstanding under the Senior Credit Facility of approximately $275,000 and its availability to borrow additional funds was $329.7 million. In October 2008, the Company’s $960 million borrowing base was reaffirmed until the next scheduled borrowing base redetermination in April 2009. Between scheduled borrowing base redeterminations the Company and, if requested by 66 2 / 3 percent of the lenders, the lenders may each request one special redetermination.

Advances on the Senior Credit Facility bear interest, at the Company’s option, based on (i) the prime rate of JPMorgan Chase Bank (“JPM Prime Rate”) (3.25 percent at December 31, 2008) or (ii) a Eurodollar rate (substantially equal to the London Interbank Offered Rate). The interest rates of Eurodollar rate advances and JPM Prime Rate advances vary, with interest margins ranging from 125 to 275 basis points and zero to 125 basis points, respectively, per annum depending on the balance outstanding. The Company pays commitment fees on the unused portion of the available borrowing base ranging from 25 to 50 basis points per annum.

The Senior Credit Facility also includes a same-day advance facility under which the Company may borrow funds on a daily basis from the administrative agent. Same day advances cannot exceed $25 million and the maturity dates cannot exceed fourteen days. The interest rate on this facility is the JPM Prime Rate plus the applicable interest margin.

The Company’s obligations under the Senior Credit Facility are secured by a first lien on substantially all of the Company’s oil and gas properties. In addition, all of the Company’s subsidiaries are guarantors and all general partner, limited partner and membership interests in the Company’s subsidiaries owned by the Company have been pledged to secure borrowings under the Senior Credit Facility. The credit agreement contains various restrictive covenants and compliance requirements which include (a) maintenance of certain financial ratios including (i) maintenance of a quarterly ratio of total debt to consolidated earnings before interest expense, income taxes, depletion, depreciation, and amortization, exploration expense and other noncash income and expenses to be no greater than 4.0 to 1.0, and (ii) maintenance of a ratio of current assets to current liabilities, excluding noncash assets and liabilities related to financial derivatives and asset retirement obligations and including the unfunded amounts under the Senior Credit Facility, to be no less than 1.0 to 1.0; (b) limits on the incurrence of additional indebtedness and certain types of liens; (c) restrictions as to mergers and sales or transfer of assets; and (d) a restriction on the payment of cash dividends. At December 31, 2008, the Company was in compliance with its debt covenants.

2nd lien credit facility. On March 27, 2007, the Company entered into a second lien credit facility (the “2nd Lien Credit Facility”), for a term loan facility in the amount of $200 million. The 2nd Lien Credit Facility was fully paid on July 31, 2008 from proceeds from the Company’s Senior Credit Facility and the facility was terminated.

Principal maturities of long-term debt. Principal maturities of long-term debt outstanding at December 31, 2008 are as follows (in thousands):

2009	$–
2010	–
2011	–
2012	–
2013	630,000

Total	$630,000

Interest expense. The following amounts have been incurred and charged to interest expense for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Years ended December 31,
	2008	2007	2006

Cash payments for interest	$27,747	$41,036	$23,882
Amortization of original issue discount	58	98	–
Amortization of deferred loan origination costs	2,157	1,338	1,494
Write-off of deferred loan origination costs and original issue discount	1,547	2,631	–
Net changes in accruals	(1,237)	(6,414)	7,320

Interest costs incurred	30,272	38,689	32,696
Less: capitalized interest	(1,233)	(2,647)	(2,129)

Total interest expense	$29,039	$36,042	$30,567

Note K.	Commitments and contingencies

Severance agreements. The Company has entered into severance and change in control agreements with all of its officers. The current annual salaries for the Company’s officers covered under such agreements total approximately $2.4 million.

Indemnifications. The Company has agreed to indemnify its directors and officers, employees and agents with respect to claims and damages arising from acts or omissions taken in such capacity, as well as with respect to certain litigation.

Legal actions. The Company is a party to proceedings and claims incidental to its business. While many of these matters involve inherent uncertainty, the Company believes that the amount of the liability, if any, ultimately incurred with respect to such proceedings and claims will not have a material adverse effect on the Company’s consolidated financial position as a whole or on its liquidity, capital resources or future annual results of operations. The Company will continue to evaluate litigation against the Company on a quarter-by-quarter basis and will establish and adjust any reserves as appropriate to reflect its assessment of the then current status of the matters.

Acquisition commitments. In connection with the Acquisition, the Company agreed to pay certain employees of the Henry Entities bonuses of approximately $11.0 million in the aggregate at each of the first and second anniversaries of the closing of the Acquisition, respectively. Except as described below, these employees must remain employed with the Company to receive the bonus. A Henry Entities employee who is otherwise entitled to a full bonus will receive the full bonus (i) if the Company terminates the employee without cause, (ii) upon death or disability of such employee or (iii) upon a change in control of the Company. If such employee resigns or is terminated for cause the employee will not receive the bonus and the Company will be required to pay the sellers in the Acquisition 65 percent of the bonus amount not paid to the employee. The Company will reflect the bonus amounts to be paid to these employees as a period cost which will be included in the Company’s results of operations over the period earned. Amounts that ultimately are determined to be paid to the sellers will be treated as a “contingent purchase price” and reflected as an adjustment to the purchase price. During 2008, the Company recognized $4.3 million of the obligation in its results of operations and $0.7 million as contingent purchase price.

Daywork commitments. The Company periodically enters into contractual arrangements under which the Company is committed to expend funds to drill wells in the future, including agreements to secure drilling rig services, which require the Company to make future minimum payments to the rig operators. The Company records drilling commitments in the periods in which well capital is incurred or rig services are provided. The following table summarizes the Company’s future drilling commitments at December 31, 2008 (in thousands):

	Payment due by period
		Less than	1-3	3-5	More than
	Total	1 year	years	years	5 years

Daywork drilling contracts	$5,584	$5,584	$–	$–	$–
Daywork drilling contracts with related parties[a]	12,296	12,296	–	–	–
Daywork drilling contracts assumed in the Henry Properties acquisition[b]	10,850	7,978	2,872	–	–

Total contractual drilling commitments	$28,730	$25,858	$2,872	$–	$–

(a)	Consists of daywork drilling contracts with Silver Oak Drilling, LLC, an affiliate of the Chase Group.

(b)	A major oil and gas company which owns an interest in the wells being drilled and the Company are parties to these contracts. Only the Company’s 25% share of the contract obligation has been reflected above.

Operating leases. The Company leases vehicles, equipment and office facilities under non-cancellable operating leases. Lease payments associated with these operating leases for the years ended December 31, 2008, 2007 and 2006 were approximately $720,000, $288,000 and $685,000, respectively.

Future minimum lease commitments under non-cancellable operating leases at December 31, 2008 are as follows (in thousands):

2009	$970
2010	985
2011	989
2012	981
2013	818

Total	$4,743

Note L.	Income taxes

The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. The Company and its subsidiaries file federal corporate income tax returns on a consolidated basis. The tax returns and the amount of taxable income or loss are subject to examination by United States federal and state taxing authorities.

The Company’s provision for income taxes differed from the U.S. statutory rate of 35 percent primarily due to state income taxes and non-deductible expenses. The effective income tax rate for the years ended December 31, 2008, 2007 and 2006 was 36.8 percent, 38.7 percent and 42.2 percent, respectively.

SFAS No. 109 requires that the Company continually assess both positive and negative evidence to determine whether it is more likely than not that deferred tax assets can be realized prior to their expiration. Management monitors Company-specific, oil and gas industry and worldwide economic factors and assesses the likelihood that the Company’s net operating loss carryforwards (“NOLs”) and other deferred tax attributes in the United States, state, and local tax jurisdictions will be utilized prior to their expiration. At December 31, 2008 and 2007, the Company had no valuation allowances related to its deferred tax assets.

The Company adopted the provisions of FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes “ (“FIN No. 48”) an interpretation of FASB Statement No. 109 “ Accounting for Income Taxes,” on January 1, 2007. At the time of adoption and at December 31, 2008, the Company did not have any significant uncertain tax positions requiring recognition in the financial statements. The tax years 2004 through 2008 remain subject to examination by major tax jurisdictions.

The FASB issued FIN No. 48-1, “Definition of Settlement in FASB Interpretation No. 48,” (“FIN No. 48-1”) to clarify when a tax position is effectively settled. FIN No. 48-1 provides guidance in determining the proper timing for recognizing tax benefits and applying the new information relevant to the technical merits of a tax position obtained during a tax authority examination. FIN No. 48-1 provides criteria to determine whether a tax position is effectively settled after completion of a tax authority examination, even if the potential legal obligation remains under the statute of limitations. The Company’s adoption of this pronouncement did not have a significant effect on its consolidated financial statements.

Texas margins tax. On May 18, 2006, the Governor of Texas signed into law House Bill 3 (“HB-3”) which modifies the existing franchise tax law. The modified franchise tax will be computed by subtracting either costs of goods sold or compensation expense, as defined in HB-3, from gross revenue to arrive at a gross margin. The resulting gross margin will be taxed at a one percent rate. HB-3 has also expanded the definition of tax-paying entities to include limited partnerships. HB-3 became effective for activities occurring on or after January 1, 2007.

The portion of tax expense attributable to the enactment of the Texas margin tax was $226,000 and $113,000 for the years ended December 31, 2008 and 2007, respectively.

Income tax provision. The Company’s income tax provision and amounts separately allocated were attributable to the following items for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Years ended December 31,
	2008	2007	2006

Income from operations	$162,085	$16,019	$14,379
Changes in stockholders’ equity:
Net deferred hedge gains (losses)	(3,121)	(13,204)	4,200
Net settlement losses included in earnings	12,228	3,830	2,030
Tax benefits related to stock-based compensation	(3,614)	–	–

	$167,578	$6,645	$20,609

The Company’s income tax provision attributable to income from operations consisted of the following for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Years ended December 31,
	2008	2007	2006

Current:
U.S. federal	$8,080	$1,902	$1,527
U.S. state and local	521	401	234

	8,601	2,303	1,761

Deferred:
U.S. federal	141,668	10,069	10,777
U.S. state and local	11,816	3,647	1,841

	153,484	13,716	12,618

	$162,085	$16,019	$14,379

The reconciliation between the tax expense computed by multiplying pretax income by the U.S. federal statutory rate and the reported amounts of income tax expense is as follows (in thousands):

	Years ended December 31,
	2008	2007	2006

Income at U.S. federal statutory rate	$154,276	$14,483	$11,916
State income taxes (net of federal tax effect)	13,372	2,631	2,083
Stock-based compensation	–	–	380
Statutory depletion carryover	–	(613)	–
Change in tax rate	(5,671)	–	–
Nondeductible expense & other	108	(482)	–

Expense for income taxes	$162,085	$16,019	$14,379

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows (in thousands):

	December 31,
	2008	2007

Deferred tax asset:
Stock-based compensation	$5,569	$4,440
Derivative instruments	–	17,612
Statutory depletion carryover	1,635	613
Federal tax credit carryovers	8,525	1,195
Other	10,625	564

Total deferred tax assets	26,354	24,424

Deferred tax liability:
Oil and gas properties, principally due to differences in basis and depletion and the deduction of intangible drilling costs for tax purposes	(557,011)	(269,938)
Intangible asset—operating rights	(14,387)	–
Derivative instruments	(65,689)	–
Other	(235)	(54)

Total deferred tax liabilities	(637,322)	(269,992)

Net deferred tax liability	$(610,968)	$(245,568)

Note M.	Major customers and derivative counterparties

Sales to major customers. The Company’s share of oil and gas production is sold to various purchasers. The Company is of the opinion that the loss of any one purchaser would not have a material adverse effect on the ability of the Company to sell its oil and gas production.

The following purchasers individually accounted for ten percent or more of the consolidated oil and natural gas revenues, including the results of commodity hedges, during the years ended December 31, 2008, 2007 and 2006:

	Years ended December 31,
	2008	2007	2006

Navajo Refining Company, L.P.	59%	60%	52%
DCP Midstream LP	18%	23%	17%

At December 31, 2008, the Company had receivables from Navajo Refining Company, L.P. and DCP Midstream LP of $16.2 million and $3.7 million, respectively, which are reflected in Accounts receivable—oil and gas in the accompanying consolidated balance sheet.

Derivative counterparties. The Company uses credit and other financial criteria to evaluate the credit standing of, and to select, counterparties to its derivative instruments. The Company’s credit facility agreements require that the senior unsecured debt ratings of the Company’s derivative counterparties be not less than either A- by Standard & Poor’s Rating Group rating system or A3 by Moody’s Investors Service, Inc. rating system. At December 31, 2008 and 2007, the counterparties with whom the Company had outstanding derivative contracts met or exceeded the required ratings. Although the Company does not obtain collateral or otherwise secure the fair value of its derivative instruments, management believes the associated credit risk is mitigated by the Company’s credit risk policies and procedures and by the credit rating requirements of the Company’s credit facility agreements.

Note N.	Related parties

Contract Operator Agreement and Transition Services Agreement. On February 27, 2006, the Company signed a Contract Operator Agreement with Mack Energy Corporation (“MEC”), an affiliate of the Chase Group, whereby the Company engaged MEC as its contract operator to provide certain services with respect to the Chase Group Properties. The initial term of the Contract Operator Agreement was five years commencing on March 1, 2006 and ending on February 28, 2011. The Company and MEC entered into a Transition Services Agreement on April 23, 2007, which terminated the Contract Operator Agreement and under which MEC continued to provide certain field level operating services on the Chase Group Properties. The Transition Services Agreement was terminated automatically on August 7, 2007 upon the Company’s completion of the Company’s initial public offering. Upon termination of such agreement, the Company’s employees along with third party contractors assumed the operation of the subject properties.

The Company incurred charges from MEC of approximately $1.9 million and $18.2 million for the year ended December 31, 2008 and from the termination dates of the respective agreements through December 31, 2007, respectively, in the ordinary course of business. The Company incurred charges from MEC of approximately $18.2 million and $10.3 million during 2007 for services rendered under the Contract Operator Agreement and Transition Services Agreement through the termination dates of the respective agreements and the year ended December 31, 2006, respectively.

The Company had outstanding invoices payable to MEC of approximately zero and $0.4 million at December 31, 2008 and 2007, respectively, which are reflected in accounts payable—related parties in the accompanying consolidated balance sheet.

Other related party transactions. The Company also has engaged in transactions with certain other affiliates of the Chase Group, including Silver Oak, an oilfield services company, a supply company, a drilling fluids supply company, a pipe and tubing supplier, a fixed base operator of aircraft services and a software company.

The Company incurred charges from these related party vendors of approximately $23.2 million, $43.8 million and $32.4 million for the years ended December 31, 2008, 2007 and 2006, respectively, for services rendered.

At December 31, 2008 and 2007, the Company had outstanding invoices payable to the other related party vendors identified above of approximately $21,000 and $1.7 million, respectively, which are reflected in accounts payable—related parties in the accompanying consolidated balance sheets.

Overriding royalty and royalty interests. Certain members of the Chase Group own overriding royalty interests in certain of the Chase Group Properties. The amount paid attributable to such interests was approximately $3.1 million, $2.4 million and $1.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. The Company owed royalty payments of approximately $146,000 and $315,000 to these members of the Chase Group at December 31, 2008 and 2007, respectively.

Royalties are paid on certain properties located in Andrews County, Texas to a partnership of which one of the Company’s directors is the General Partner, and who also owns a 3.5 percent partnership interest. The Company paid approximately $332,000, $205,000 and $72,000 for the years ended December 31, 2008, 2007 and 2006, respectively. The Company owed this partnership royalty payments of approximately $13,000 and $29,000 at December 31, 2008 and 2007, respectively.

In April 2005, the Company acquired certain working interests in 46,861 gross (26,908 net) acres located in Culberson County, Texas from an entity partially owned by a person who became an executive officer of the Company immediately following such acquisition. In connection with this acquisition, such entity retained a 2 percent overriding royalty interest in the acquired properties, which overriding royalty interest is now owned equally by such officer and a non-officer employee of the Company. The amount attributable to such interest was approximately $3,000 during the year ended December 31, 2007. During the year ended December 31, 2008, no payments were made related to this overriding royalty interest.

Prospect participation. Subsequent to the closing of the Combination, the Company acquired working interests from Caza in certain lands in New Mexico in which Caza owns an interest. The Company paid Caza approximately zero, $3,000 and $2.1 million for the years ended December 31, 2008, 2007 and 2006 for these interests. At December 31, 2008 and 2007, the Company had no outstanding invoices owed to Caza.

Working interests owned by employees. As part of the Henry Properties acquisition, the Company purchased oil and gas properties in which employees owned a working interest. The Company distributed revenues to these employees of approximately $155,000 and received joint interest payments from these employees of $635,000 for the year ended December 31, 2008. At December 31, 2008, the Company was owed by these employees approximately $300,000, which is reflected in accounts receivable—related parties.

Note O.	Net income per share

Basic net income per share is computed by dividing net income applicable to common shareholders by the weighted average number of common shares treated as outstanding for the period. As discussed in Note F, agreements to sell stock to the Company’s officers and certain employees subject to Purchase Notes are accounted for as options (“Bundled Capital Options” and “Capital Options”, respectively). As a result, Bundled Capital Options and Capital Options are excluded from the weighted average number of common shares treated as outstanding during each period until the Purchase Notes are paid in full, thus exercising the options. All Bundled Capital Options were exercised prior to September 30, 2007. All Capital Options were exercised prior to March 31, 2008.

The computation of diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock that are dilutive to income were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the Company. These amounts include unexercised Bundled Capital Options, Capital Options, stock options and restricted stock (as issued under the Plan and described in Note G). Potentially dilutive effects are calculated using the treasury stock method.

The CEHC 6% Series A Preferred Stock were entitled to receive an amount equal to its stated value ($9.00) plus any unpaid dividends upon occurrence of a liquidation event, as defined. In connection with the Combination on February 24, 2006, a liquidation event occurred. Instead of receiving the stated value, the holders of the CEHC 6% Series A Preferred Stock agreed to accept 0.75 shares of Resources common stock in exchange for each share of CEHC 6% Series A Preferred Stock. This was considered to be an induced conversion, as defined in the FASB Emerging Issues Task Force Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.” The excess of the carrying amount of the CEHC 6% Series A Preferred Stock over the fair value of the Resources common stock issued is required to be added to 2006 net income to arrive at 2006 net income applicable to common shareholders for the year ended December 31, 2006.

The following table is a reconciliation of the basic weighted average common shares outstanding to diluted weighted average common shares outstanding for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Years ended December 31,
	2008	2007	2006

Weighted average common shares outstanding:
Basic	79,206	64,316	47,287
Dilutive bundled capital options	–	847	2,516
Dilutive capital options	6	154	192
Dilutive common stock options	1,134	901	714
Dilutive restricted stock	241	91	20

Diluted	80,587	66,309	50,729

Since the Company had net income applicable to common shareholders, the effects of all potentially dilutive securities including Bundled Capital Options, Capital Options, incentive stock options and unvested restricted stock were considered in the computation of diluted earnings per share. Because the exercise prices of certain incentive stock options were greater than the average market price of the common shares and would be anti-dilutive, incentive stock options to purchase 313,354 shares, 366,250 shares and 450,000 of common stock for the years ended December 31, 2008, 2007 and 2006, respectively, were outstanding but not included in the computations of diluted income per share from continuing operations. Also excluded from the computation of diluted income per share for the year ended December 31, 2008, were 56,086 shares of restricted stock because the effect would be anti-dilutive.

Note P.	Other current liabilities

The following table provides the components of the Company’s other current liabilities at December 31, 2008 and 2007 (in thousands):

	December 31,
	2008	2007

Other current liabilities:
Accrued production costs	$15,489	$4,135
Payroll related matters	11,290	3,821
Accrued interest	353	1,590
Asset retirement obligations	2,611	912
Other	8,314	4,008

Other current liabilities	$38,057	$14,466

Note Q.	Subsidiary guarantors

All of the Company’s wholly-owned subsidiaries have fully and unconditionally guaranteed the Credit Facility of the Company (see Note J). In accordance with practices accepted by the SEC, the Company has prepared Consolidating Condensed Financial Statements in order to quantify the assets and results of operations of such subsidiaries as subsidiary guarantors. The following Consolidating Condensed Balance Sheets at December 31, 2008 and 2007, and Consolidating Statements of Operations and Consolidating Condensed Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006, present financial information for Concho Resources Inc. as the Parent on a stand-alone basis (carrying any investments in subsidiaries under the equity method), financial information for the subsidiary guarantors on a stand-alone basis (carrying any investment in non-guarantor subsidiaries under the equity method), and the consolidation and elimination entries necessary to arrive at the information for the Company on a consolidated basis. All current and deferred taxes are recorded on Concho Resources Inc., as the subsidiaries are flow-through entities for tax purposes. The subsidiary guarantors are not restricted from making distributions to the Company.

Consolidating condensed balance sheet
December 31, 2008

		Subsidiary	Consolidating
(in thousands)	Parent issuer	guarantors	entries	Total

Assets
Accounts receivable — related parties	$2,500,186	$1,432,829	$(3,932,701)	$314
Other current assets	120,406	158,063	–	278,469
Total oil and natural gas properties, net	–	2,386,584	–	2,386,584
Other property and equipment, net	–	14,820	–	14,820
Investment in subsidiaries	734,969	–	(734,969)	–
Total other long-term assets	73,538	61,478	–	135,016

Total assets	$3,429,099	$4,053,774	$(4,667,670)	$2,815,203

Liabilities and equity
Accounts payable — related parties	$860,758	$3,072,255	$(3,932,701)	$312
Other current liabilities	39,424	231,082	–	270,506
Other long-term liabilities	573,763	15,468	–	589,231
Long-term debt	630,000	–	–	630,000
Equity	1,325,154	734,969	(734,969)	1,325,154

Total liabilities and equity	$3,429,099	$4,053,774	$(4,667,670)	$2,815,203

Consolidating condensed balance sheet
December 31, 2007

		Subsidiary	Consolidating
(in thousands)	Parent issuer	guarantors	entries	Total

Assets
Accounts receivable — related parties	$1,086,155	$644,595	$(1,730,750)	$–
Other current assets	17,127	90,856	–	107,983
Total oil and natural gas properties, net	–	1,387,909	–	1,387,909
Other property and equipment, net	–	7,085	–	7,085
Investment in subsidiaries	411,240	–	(411,240)	–
Total other long-term assets	3,426	1,826	–	5,252

Total assets	$1,517,948	$2,132,271	$(2,141,990)	$1,508,229

Liabilities and equity
Accounts payable — related parties	$107,523	$1,625,346	$(1,730,750)	$2,119
Other current liabilities	40,036	86,487	–	126,523
Other long-term liabilities	269,587	9,198	–	278,785
Long-term debt	325,404	–	–	325,404
Equity	775,398	411,240	(411,240)	775,398

Total liabilities and equity	$1,517,948	$2,132,271	$(2,141,990)	$1,508,229

Consolidating condensed statement of operations
For the year ended December 31, 2008

		Subsidiary	Consolidating
(in thousands)	Parent issuer	guarantors	entries	Total

Total operating revenues	$(31,287)	$565,076	$–	$533,789
Total operating costs and expenses	177,384	(242,779)	–	(65,395)

Income from operations	146,097	322,297	–	468,394
Interest expense	(29,039)	–	–	(29,039)
Other, net	323,729	1,432	(323,729)	1,432

Income before income taxes	440,787	323,729	(323,729)	440,787
Income tax expense	(162,085)	–	–	(162,085)

Net income	$278,702	$323,729	$(323,729)	$278,702

Consolidating condensed statement of operations
For the year ended December 31, 2007

		Subsidiary	Consolidating
(in thousands)	Parent issuer	guarantors	entries	Total

Total operating revenues	$(2,968)	$297,301	$–	$294,333
Total operating costs and expenses	(22,472)	(195,924)	–	(218,396)

Income (loss) from operations	(25,440)	101,377	–	75,937
Interest expense	(36,042)	–	–	(36,042)
Other, net	102,861	1,174	(102,551)	1,484

Income before income taxes	41,379	102,551	(102,551)	41,379
Income tax expense	(16,019)	–	–	(16,019)

Net income	$25,360	$102,551	$(102,551)	$25,360
Preferred stock dividends	(45)	–	–	(45)

Net income applicable to common shareholders	$25,315	$102,551	$(102,551)	$25,315

Consolidating condensed statement of operations
For the year ended December 31, 2006

		Subsidiary	Consolidating
(in thousands)	Parent issuer	guarantors	entries	Total

Total operating revenues	$366	$197,924	$–	$198,290
Total operating costs and expenses	(180)	(134,682)		(134,862)

Income from operations	186	63,242	–	63,428
Interest expense	(30,567)	–	–	(30,567)
Other, net	64,428	469	(63,711)	1,186

Income before income taxes	34,047	63,711	(63,711)	34,047
Income tax expense	(14,379)	–	–	(14,379)

Net income	$19,668	$63,711	$(63,711)	$19,668
Preferred stock dividends	(1,244)	–	–	(1,244)
Effect of induced conversion of preferred stock	11,601	–	–	11,601

Net income applicable to common shareholders	$30,025	$63,711	$(63,711)	$30,025

Consolidating condensed statement of cash flows
For the year ended December 31, 2008

		Subsidiary	Consolidating
(in thousands)	Parent issuer	guarantors	entries	Total

Net cash flows provided by (used in) operating activities	$(532,919)	$924,316	$–	$391,397
Net cash flows used in investing activities	(5,386)	(940,664)	–	(946,050)
Net cash flows provided by financing activities	538,198	3,783	–	541,981

Net decrease in cash and cash equivalents	(107)	(12,565)	–	(12,672)
Cash and cash equivalents at beginning of year	107	30,317	–	30,424

Cash and cash equivalents at end of year	$–	$17,752	$–	$17,752

Consolidating condensed statement of cash flows
For the year ended December 31, 2007

		Subsidiary	Consolidating
(in thousands)	Parent issuer	guarantors	entries	Total

Net cash flows provided by (used in) operating activities	$(15,094)	$184,863	$–	$169,769
Net cash flows provided by (used in) investing activities	631	(160,984)	–	(160,353)
Net cash flows provided by financing activities	14,235	5,651	–	19,886

Net increase (decrease) in cash and cash equivalents	(228)	29,530	–	29,302
Cash and cash equivalents at beginning of year	335	787	–	1,122

Cash and cash equivalents at end of year	$107	$30,317	$–	$30,424

Consolidating condensed statement of cash flows
For the year ended December 31, 2006

		Subsidiary	Consolidating
(in thousands)	Parent issuer	guarantors	entries	Total

Net cash flows provided by (used in) operating activities	$(487,349)	$599,530	$–	$112,181
Net cash flows used in investing activities	–	(596,852)	–	(596,852)
Net cash flows provided by financing activities	476,611	–	–	476,611

Net increase (decrease) in cash and cash equivalents	(10,738)	2,678	–	(8,060)
Cash and cash equivalents at beginning of year	11,073	(1,891)	–	9,182

Cash and cash equivalents at end of year	$335	$787	$–	$1,122

Concho Resources Inc.
Unaudited supplementary information
December 31, 2008, 2007 and 2006

Capitalized costs (in thousands):

	December 31,
	2008	2007

Oil and gas properties:
Proved	$2,316,330	$1,303,665
Unproved	377,244	251,353
Less: accumulated depletion	(306,990)	(167,109)

Net capitalized costs for oil and gas properties	$2,386,584	$1,387,909

Costs incurred for oil and gas producing activities (in thousands)a:

	Years ended December 31,
	2008	2007	2006

Property acquisition costs:
Proved	$597,713	$–	$830,537
Unproved	240,294	7,293	220,295
Exploration	160,174	116,004	49,297
Development	178,842	64,524	124,817

Total costs incurred for oil and gas properties	$1,177,023	$187,821	$1,224,946

(a)	The costs incurred for oil and gas producing activities includes the following amounts of asset retirement obligations (in thousands):

	Years ended December 31,
	2008	2007	2006

Proved property acquisition costs	$7,062	$–	$6,155
Exploration costs	563	(15)	43
Development costs	(1,123)	315	1,095

Total	$6,502	$300	$7,293

Reserve quantity information

The estimates of proved oil and gas reserves, which are all located in the United States primarily in the Permian Basin region of Southeast New Mexico and West Texas, were prepared by the Company’s engineers. These reserve estimates were reviewed and confirmed by Netherland, Sewell & Associates, Inc. and Cawley, Gillespie & Associates, Inc. Reserves were estimated in accordance with guidelines established by the United States Securities and Exchange Commission (“SEC”) and the FASB, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements except that future production costs exclude overhead charges for Company operated properties.

The following table summarizes the prices utilized in the reserve estimates for 2008, 2007 and 2006. Commodity prices utilized for the reserve estimates were adjusted for location, grade and quality are as follows:

	December 31,
	2008	2007	2006

Prices utilized in the reserve estimates before adjustments:
Year-end West Texas Intermediate posted oil price per Bbl	$41.00	$92.50	$57.75
Year-end Henry Hub spot market natural gas price per MMBtu	$5.71	$6.80	$5.64

Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

The following table provides a rollforward of the total proved reserves for the years ended December 31, 2008, 2007 and 2006, as well as proved developed reserves at the beginning and end of each respective year. Oil and condensate volumes are expressed in MBbls and natural gas volumes are expressed in MMcf.

	2008			2007			2006
	Oil and	Natural		Oil and	Natural		Oil and	Natural
	condensate	gas	Total	condensate	gas	Total	condensate	gas	Total
	(MBbls)	(MMcf)	(MBoe)	(MBbls)	(MMcf)	(MBoe)	(Mbls)	(MMcf)	(MBoe)

Total proved reserves:
Balance, January 1	53,361	225,837	91,000	44,322	200,818	77,792	9,658	49,530	17,913
Purchase of minerals-in-place	20,837	56,022	30,174	105	354	164	27,163	137,963	50,157
Sales of minerals-in-place	–	–	–	(1)	–	(1)	–	–	–
Discoveries and extensions[a]	24,194	73,380	36,424	13,140	48,751	21,265	10,226	39,427	16,797
Revisions of previous estimates	(7,521)	(34,323)	(13,242)	(1,191)	(12,022)	(3,195)	(430)	(16,595)	(3,196)
Production	(4,586)	(14,968)	(7,081)	(3,014)	(12,064)	(5,025)	(2,295)	(9,507)	(3,880)

Balance, December 31	86,285	305,948	137,275	53,361	225,837	91,000	44,322	200,818	77,791

Proved developed reserves:
January 1	27,617	128,872	49,096	23,443	112,423	42,180	6,502	34,160	12,195
December 31	46,661	179,124	76,515	27,617	128,872	49,096	23,443	112,423	42,180

(a)	The 2008, 2007 and 2006 discoveries and extensions included 14,533, 9,601 and 5,211 net MBoe, respectively, related to additions from the Company’s infill drilling activities.

Standardized measure of discounted future net cash flows

The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows. Future income taxes are calculated by comparing undiscounted future cash flows to the tax basis of oil and gas properties plus available carryforwards and credits and applying the current tax rates to the difference.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value would also consider probable and possible reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

The following table provides the standardized measure of discounted future cash flows at December 31, 2008, 2007 and 2006 (in thousands):

	December 31,
	2008	2007	2006

Oil and gas producing activities:
Future cash inflows	$5,785,109	$6,507,955	$3,560,326
Future production costs	(1,666,380)	(1,517,415)	(995,335)
Future development and abandonment costs[a]	(668,005)	(484,140)	(484,462)
Future income tax expense	(919,251)	(1,482,633)	(530,212)

	2,531,473	3,023,767	1,550,317
10% annual discount factor	(1,332,488)	(1,591,993)	(839,968)

Standardized measure of discounted future cash flows	$1,198,985	$1,431,774	$710,349

(a)	Includes $28.8 million, $19.5 million and $25.3 million of undiscounted asset retirement cash inflow estimated at December 31, 2008, 2007 and 2006, respectively, using current estimates of future salvage values less future abandonment costs. See Note E for corresponding information regarding the Company’s discounted asset retirement obligations.

Changes in standardized measure of discounted future net cash flows

The following table provides a rollforward of the standardized measure of discounted future cash flows for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Years ended December 31,
	2008	2007	2006

Oil and gas producing activities:
Purchases of minerals-in-place	$1,014,689	$4,054	$795,072
Sales of minerals-in-place	(24)	(54)	–
Extensions and discoveries	426,208	511,519	156,266
Net changes in prices and production costs	(1,622,800)	802,584	(109,264)
Oil and gas sales, net of production costs	(473,841)	(249,866)	(166,236)
Changes in future development costs	74,160	72,441	(6,085)
Revisions of previous quantity estimates	(283,557)	(82,299)	(51,147)
Accretion of discount	255,660	85,533	23,085
Changes in production rates, timing and other	104,137	35,834	(10,119)

Change in present value of future net revenues	(505,368)	1,179,746	631,572
Net change in present value of future income taxes	272,579	(458,321)	(144,985)

	(232,789)	721,425	486,587
Balance, beginning of year	1,431,774	710,349	223,762

Balance, end of year	$1,198,985	$1,431,774	$710,349

Selected quarterly financial results

The following table provides selected quarterly financial results for the years ended December 31, 2008 and 2007 (in thousands, except per share data):

	Quarter
	First	Second	Third	Fourth

Year ended December 31, 2008:
Total operating revenues	$106,711	$137,383	$170,457	$119,238
Operating costs and expenses (excluding gains (losses) on derivatives not designated as hedges)	(48,205)	(54,942)	(90,889)	(121,229)
Gains (losses) on derivatives not designated as hedges	(17,178)	(102,456)	163,312	206,192

Income (loss) from operations	$41,328	$(20,015)	$242,880	$204,201

Net income (loss)	$22,365	$(14,420)	$141,928	$128,829

Net income (loss) available to common stockholders	$22,365	$(14,420)	$141,928	$128,829

Net income (loss) per common share—Basic	$0.30	$(0.19)	$1.75	$1.53

Net income (loss) per common share—Diluted	$0.29	$(0.19)	$1.72	$1.51

Year ended December 31, 2007:
Total operating revenues	$60,346	$66,103	$69,098	$98,786
Operating costs and expenses (excluding gains (losses) on derivatives not designated as hedges)	(41,938)	(46,324)	(49,690)	(60,170)
Gains (losses) on derivatives not designated as hedges	–	–	3,088	(23,362)

Income from operations	$18,408	$19,779	$22,496	$15,254

Net income	$4,623	$5,925	$7,954	$6,858

Net income available to common stockholders	$4,589	$5,914	$7,954	$6,858

Net income per common share—Basic	$0.08	$0.10	$0.12	$0.09

Net income per common share—Diluted	$0.08	$0.10	$0.11	$0.09